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Exhibit 10.21

$450,000,000

CREDIT AGREEMENT

among

GENERAL MARITIME CORPORATION,

VARIOUS LENDERS

and

J.P. MORGAN PLC
and NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of March [    ], 2003

JPMORGAN CHASE BANK,
as Administrative Agent and Collateral Agent

and

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND and
HAMBURGISCHE LANDESBANK - GIROZENTRALE -,
as Co-Arrangers

i

7.03	No Violation	31
7.04	Governmental Approvals	31
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities.	31
7.06	Litigation	32
7.07	True and Complete Disclosure	32
7.08	Use of Proceeds; Margin Regulations	32
7.09	Tax Returns and Payments	33
7.10	Compliance with ERISA	34
7.11	The Security Documents	35
7.12	Representations and Warranties in Documents	35
7.13	Capitalization	35
7.14	Subsidiaries	36
7.15	Compliance with Statutes, etc.	36
7.16	Investment Company Act	36
7.17	Public Utility Holding Company Act	36
7.18	Pollution and Other Regulations	36
7.19	Labor Relations	37
7.20	Patents, Licenses, Franchises and Formulas	37
7.21	Indebtedness	37
7.22	Vessel Acquisitions	38
7.23	Insurance	38
7.24	Concerning the Vessels	38
7.25	Citizenship	38
7.26	Vessel Classification	38
7.27	No Immunity	39
7.28	Fees and Enforcement	39
7.29	Form of Documentation	39
SECTION 8.	Affirmative Covenants	39
8.01	Information Covenants	39
8.02	Books, Records and Inspections	42
8.03	Maintenance of Property; Insurance	43
8.04	Corporate Franchises	43
8.05	Compliance with Statutes, etc.	43
8.06	Compliance with Environmental Laws	43
8.07	ERISA	44
8.08	End of Fiscal Years; Fiscal Quarters	45
8.09	Performance of Obligations	46
8.10	Payment of Taxes	46
8.11	Further Assurances	46
8.12	Deposit of Earnings	47
SECTION 9.	Negative Covenants	47
9.01	Liens	47
9.02	Consolidation, Merger, Sale of Assets, etc.	49
9.03	Dividends	51

9.04	Indebtedness	52
9.05	Advances, Investments and Loans	53
9.06	Transactions with Affiliates	54
9.07	Consolidated Interest Coverage Ratio	54
9.08	Minimum Consolidated Working Capital Ratio	54
9.09	Maximum Leverage Ratio	54
9.10	Minimum Consolidated Net Worth	54
9.11	Collateral Maintenance	54
9.12	Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Prohibited Repayments of Certain Debt; etc.	55
9.13	Limitation on Certain Restrictions on Subsidiaries	56
9.14	Limitation on Issuance of Capital Stock	56
9.15	Business	57
9.16	Capital Expenditures	57
SECTION 10.	Events of Default	57
10.01	Payments	57
10.02	Representations, etc.	57
10.03	Covenants	57
10.04	Default Under Other Agreements	57
10.05	Bankruptcy, etc.	58
10.06	ERISA	58
10.07	Security Documents	59
10.08	Subsidiaries Guaranty	59
10.09	Judgments	59
10.10	Change of Control	60
SECTION 11.	Definitions and Accounting Terms	60
11.01	Defined Terms	60
SECTION 12.	Subordination Provisions	83
12.01	Subordinated Second Priority Term Loan Indebtedness subordinated to Senior First Priority Term Loan Indebtedness of the Borrower	83
12.02	Priority and Payment Over of Proceeds in Certain Events	83
12.03	Payments May Be Paid	88
12.04	Rights of Holders of Senior First Priority Term Loan Indebtedness of the Borrower Not To Be Impaired	88
12.05	Subrogation	88
12.06	Subordinated Second Priority Term Loan Indebtedness of the Borrower Unconditional	89
12.07	Lenders Authorize Agent to Effectuate Subordination	90
12.08	Rights of Administrative Agent	90
12.09	Indefeasible Payment	90
12.10	Control of Collateral Enforcement Action	91

SECTION 13.	Agency and Security Trustee Provisions	91
13.01	Appointment	91
13.02	Nature of Duties	92
13.03	Lack of Reliance on the Agents	92
13.04	Certain Rights of the Agents	93
13.05	Reliance	93
13.06	Indemnification	93
13.07	The Administrative Agent in its Individual Capacity	93
13.08	Holders	93
13.09	Resignation by the Administrative Agent	94
13.10	The Joint Bookrunners and Co-Arrangers	94
SECTION 14.	Miscellaneous	94
14.01	Payment of Expenses, etc.	94
14.02	Right of Setoff	95
14.03	Notices	96
14.04	Benefit of Agreement	96
14.05	No Waiver; Remedies Cumulative	98
14.06	Payments Pro Rata	98
14.07	Calculations; Computations	99
14.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	99
14.09	Counterparts	100
14.10	Effectiveness	100
14.11	Headings Descriptive	100
14.12	Amendment or Waiver; etc.	101
14.13	Survival	102
14.14	Domicile of Loans	102
14.15	Limitation on Additional Amounts, etc.	103
14.16	Confidentiality	103
14.17	Register	104
14.18	Judgment Currency	104
14.19	Language	105
14.20	Waiver of Immunity	105
14.21	Post-Closing Matters	105

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Mortgaged Vessels
SCHEDULE IV	—	Existing Liens
SCHEDULE V	—	Indebtedness
SCHEDULE VI	—	Insurance
SCHEDULE VII	—	ERISA
SCHEDULE VIII	—	Subsidiaries
SCHEDULE IX	—	Capitalization
SCHEDULE X	—	Approved Classification Societies
SCHEDULE XI	—	Existing Investments
SCHEDULE XII	—	Drawdown Amounts
SCHEDULE XIII	—	Projections
SCHEDULE XIV	—	Vessel Acquisition Documents
SCHEDULE XV	—	Post-Closing Matters

v

EXHIBIT A	—	Notice of Borrowing
EXHIBIT B	—	First Priority Term Note
EXHIBIT C	—	Second Priority Term Note
EXHIBIT D-1	—	Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Borrower and its Subsidiaries
EXHIBIT D-2	—	Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Borrower and its Subsidiaries
EXHIBIT D-3	—	Form of Opinion of Fenech & Fenech, Maltese counsel to the Borrower and its Subsidiaries
EXHIBIT D-4	—	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Borrower and its Subsidiaries
EXHIBIT D-5	—	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Borrower and its Subsidiaries
EXHIBIT D-6	—	Form of Opinion of Roussos & Hatzidimitriou, Hellenic Republic counsel to the Borrower and its Subsidiaries
EXHIBIT D-7	—	Form of Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Borrower and its Subsidiaries
EXHIBIT E	—	Officer's Certificate
EXHIBIT F-1	—	Subsidiaries Guaranty
EXHIBIT F-2	—	Subordinated Subsidiaries Guaranty
EXHIBIT G-1	—	First Priority Pledge Agreement
EXHIBIT G-2	—	Second Priority Pledge Agreement
EXHIBIT H	—	Intercreditor Agreement
EXHIBIT I-1	—	Primary Assignment of Earnings
EXHIBIT I-2	—	Primary Assignment of Insurances
EXHIBIT I-3	—	Second Priority Assignment of Earnings
EXHIBIT I-4	—	Second Priority Assignment of Insurances
EXHIBIT J-1	—	Form of Marshall Islands First Priority Vessel Mortgage
EXHIBIT J-2	—	Form of Liberian First Priority Vessel Mortgage
EXHIBIT J-3	—	Form of Hellenic Republic First Priority Vessel Mortgage
EXHIBIT J-4	—	Form of Marshall Islands Second Priority Existing Vessel Mortgage
EXHIBIT J-5	—	Form of Liberian Second Priority Existing Vessel Mortgage
EXHIBIT J-6	—	Form of Maltese Second Priority Existing Vessel Mortgage
EXHIBIT J-7	—	Form of Hellenic Republic Second Priority Existing Vessel Mortgage
EXHIBIT K	—	Solvency Certificate
EXHIBIT L	—	Assignment and Assumption Agreement
EXHIBIT M	—	Form of Compliance Certificate
EXHIBIT N-1	—	Form of Second Amendment
EXHIBIT N-2	—	Form of Third Amendment
EXHIBIT O	—	Form of Bailment Agreement

        CREDIT AGREEMENT, dated as of March [    ], 2003, among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the "Borrower"), the Lenders party hereto from time to time, and JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the "Administrative Agent") and as Collateral Agent under the Security Documents (in such capacity, the "Collateral Agent"), NORDEA BANK FINLAND PLC, NEW YORK BRANCH, and J.P. MORGAN PLC, as Joint Lead Arrangers (in such capacity the "Joint Lead Arrangers" and each, a "Joint Lead Arranger") and Joint Bookrunners (in such capacity the "Joint Bookrunners" and each, a "Joint Bookrunner"), and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND and HAMBURGISCHE LANDESBANK—GIROZENTRALE—, as Co-Arrangers (in such capacity the "Co-Arrangers" and each, a "Co-Arranger"). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

        WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

        NOW, THEREFORE, IT IS AGREED:

        SECTION 1.    Amount and Terms of Credit Facilities.

          1.01    The Commitments.    (a) Subject to and upon the terms and conditions set forth herein, each Lender with a First Priority Term Loan Commitment severally agrees to make a term loan or term loans (each a "First Priority Term Loan" and, collectively, the "First Priority Term Loans") to the Borrower, which First Priority Term Loans (i) shall bear interest in accordance with Section 1.07, (ii) may only be incurred on each FPTL Borrowing Date occurring on or after the FPTL Initial Borrowing Date and prior to the Commitment Termination Date, (iii) shall be denominated in Dollars, (iv) shall not exceed, in aggregate amount borrowed on any FPTL Borrowing Date, (x) in the case of the FPTL Initial Borrowing Date, an amount equal to the aggregate First Priority Term Loan Drawdown Amount applicable to the Vessel Acquisitions consummated on or prior to such FPTL Initial Borrowing Date and (y) in the case of any subsequent Borrowing Date, the First Priority Term Loan Drawdown Amount applicable to the respective Vessel Acquisition(s) being consummated on such Borrowing Date and (v) shall not exceed for any Lender, that amount which equals the First Priority Term Loan Commitment of such Lender as in effect on such Borrowing Date. Once repaid, First Priority Term Loans incurred hereunder may not be reborrowed.

            (b)   Subject to and upon the terms and conditions set forth herein, each Lender with a Second Priority Term Loan Commitment severally agrees to make a term loan or term loans (each a "Second Priority Term Loan" and, collectively, the "Second Priority Term Loans") to the Borrower, which Second Priority Term Loans (i) shall bear interest in accordance with Section 1.07, (ii) may only be incurred on each SPTL Borrowing Date occurring on or after the SPTL Initial Borrowing Date prior to the Commitment Termination Date, (iii) shall be denominated in Dollars, (iv) shall not exceed, in aggregate amount borrowed on any SPTL

  Borrowing Date, (x) in the case of the SPTL Initial Borrowing Date, an amount equal to the aggregate Second Priority Term Loan Drawdown Amount applicable to the Vessel Acquisitions consummated on or prior to such SPTL Initial Borrowing Date and (y) in the case of any subsequent Borrowing Date, the Second Priority Term Loan Drawdown Amount applicable to the respective Vessel Acquisition(s) being consummated on such SPTL Borrowing Date and (v) shall, subject to Section 3.03(a), not exceed for any Lender, that amount which equals the Second Priority Term Loan Commitment of such Lender as in effect on such SPTL Borrowing Date. Once repaid, Second Priority Term Loans incurred hereunder may not be reborrowed.

          1.02    Minimum Amount of Each Borrowing; Limitation on Number of Borrowings.    (a) The aggregate principal amount of each Borrowing of Loans shall not be less than $5,000,000.

            (b)   More than one Borrowing may occur on the same date, but at no time (x) prior to the Commitment Termination Date, shall there be outstanding more than nineteen, and (y) thereafter, shall there be outstanding more than six, Borrowings of Loans subject to different Interest Periods in the aggregate for all Tranches.

          1.03    Notice of Borrowing.    (a) Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days' (or, for any Borrowing desired to be requested to be made on or prior to May 15, 2003, two Business Days') prior written notice of each Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time). Each such written notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing shall constitute First Priority Term Loans or Second Priority Term Loans, (iv) the initial Interest Period to be applicable thereto, (v) the identity of the Vessel or Vessels, as applicable, to be acquired with the proceeds of the requested Borrowing of Loans and (vi) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

            (b)   Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the Chairman of the Board or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the Chief Executive Officer, President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

          1.04    Disbursement of Funds.    Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 1:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.07. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

          1.05    Notes.    (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced (i) if First Priority Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a "First Priority Term Note" and, collectively, the "First Priority Term Notes") and (ii) if Second Priority Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith (each a "Second Priority Term Note" and, collectively, the "Second Priority Term Notes").

            (b)   Each First Priority Term Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the FPTL Initial Borrowing Date (or, in the case of First Priority Term Notes issued after the FPTL Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the First Priority Term Loan Commitment of such Lender on the FPTL Initial Borrowing Date before giving effect to any reductions thereto on such date (or, in the case of First Priority Term Notes issued after the

  FPTL Initial Borrowing Date, be in a stated principal amount equal to the outstanding principal amount of First Priority Term Loans of such Lender plus the First Priority Term Loan Commitment of such Lender (if any) on the date of the issuance thereof) and be payable in the principal amount of First Priority Term Loans evidenced thereby, (iv) mature on the First Priority Term Loan Maturity Date, (v) bear interest as provided in Section 1.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (c)   Each Second Priority Term Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the SPTL Initial Borrowing Date (or, in the case of Second Priority Term Notes issued after the SPTL Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Second Priority Term Loan Commitment of such Lender on the SPTL Initial Borrowing Date before giving effect to any reductions thereto on such date (or, in the case of Second Priority Term Notes issued after the SPTL Initial Borrowing Date, be in a stated principal amount equal to the outstanding principal amount of Second Priority Term Loans of such Lender plus the Second Priority Term Loan Commitment of such Lender (if any) on the date of the issuance thereof) and be payable in the principal amount of Second Priority Term Loans evidenced thereby, (iv) mature on the Second Priority Term Loan Maturity Date, (v) bear interest as provided in Section 1.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (d)   Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower's obligations in respect of such Loans.

            (e)   Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

          1.06    Pro Rata Borrowings.    All Borrowings of First Priority Term Loans and Second Priority Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their First Priority Term Loan Commitments or Second Priority Term Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

          1.07    Interest.    (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

            (b)   Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.50% per annum in excess of the Base Rate as in effect from time to time), in each case with such interest to be payable on demand.

            (c)   Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (d)   Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.08    Interest Periods.    At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an "Interest Period") applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period (subject to clause (ii)(A) below in respect to the initial Interest Period for any Loan incurred prior to May 30, 2003); provided that:

                (i)  all Loans comprising a Borrowing shall at all times have the same Interest Period;

               (ii)  (A) the initial Interest Period for any Loan incurred prior to May 30, 2003 shall commence on the date of such Borrowing and shall expire on May 30, 2003

      (provided that, if such date is not a Business Day, such Interest Period shall expire on the immediately preceding Business Day), (B) the initial Interest Period for any Loan incurred on or after May 30, 2003 shall commence on the date of such Loan and (C) each Interest Period occurring thereafter in respect of such Loan shall commence on the day immediately following the day on which the immediately preceding Interest Period applicable thereto expires;

              (iii)  if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

              (iv)  if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

               (v)  no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) is then in existence;

              (vi)  no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans;

             (vii)  no Interest Period in respect of any Borrowing of First Priority Term Loans longer than one month shall be selected which extends beyond any date upon which a mandatory repayment of First Priority Term Loans will be required to be made under Section 4.02(a) if the aggregate principal amount of First Priority Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of First Priority Term Loans then outstanding less the aggregate amount of such required repayment on such date; and

            (viii)  the selection of Interest Periods shall be subject to the provisions of Section 1.02(b).

        If upon the expiration of any Interest Period applicable to a Borrowing, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

          1.09    Increased Costs, Illegality, etc.    (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

                (i)  on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

               (ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender, or any franchise tax based on the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender's principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

              (iii)  at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

  then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Thereafter (x) in the case of clause (i) above, any Notice of Borrowing given by the Borrower with respect to any affected Loans which have not yet been incurred shall be deemed rescinded by the Borrower and the Total First Priority Term Loan Commitment and the Total Second Priority Term Loan Commitment shall thereafter not be available to be borrowed hereunder, and the rate of interest applicable to any affected Loans then outstanding shall be the Base Rate, as in effect from time to time, plus the Applicable Margin as in effect from time to time minus 1.00%, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 1.11 and Section 14.15 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable good faith discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, and subject to Section 1.11, such Lender shall so notify the Administrative Agent and the Borrower (and the Administrative Agent shall promptly give notice thereof to the other Lenders) and thereafter (A) except in the case of an event of the type described in clause (iii)(z) above, the First Priority Term Loan Commitment and/or the Second Priority Term Loan Commitment (as may be applicable) of such Lender shall be permanently reduced by an amount sufficient to alleviate such circumstance arising pursuant to clause (iii)(x) or (y) above, or shall be terminated in its entirety if all of such Lender's First Priority Term Loans and/or Second Priority Term Loans (as may be applicable) are so affected, and the Borrower shall prepay in full the affected Loans of such Lender, together with accrued interest thereon and, in the event of a termination of such Lender's First Priority Term Loan Commitment and/or Second Priority Term Loan Commitment, as the case may be, any Commitment Commission which may be due to such Lender under this Agreement (and, in the event all of such Lender's Loans are being repaid, any other amounts which may be owing to such Lender hereunder (including, without limitation, any accrued and unpaid interest)), on either the last day of the then current Interest Period applicable to each such affected Loan (if such Lender may lawfully continue to maintain and fund such Loans) or immediately (if such Lender may not lawfully continue to maintain and fund such Loans to such day) and (B) in the case of an event of the type described in clause (iii)(z) above, the First Priority Term Loan Commitment and/or the Second Priority Term Loan Commitment (as may be applicable) of such Lender shall be terminated in its entirety and the Borrower shall pay to such Lender any accrued and unpaid Commitment Commission which may be due to such Lender under this Agreement, and all outstanding Loans of such Lender shall, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent or such Lender shall notify the Borrower that the circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender no longer exist, bear interest at a rate equal to the Base Rate, as in effect from time to time, plus the Applicable Margin as in effect from time to time minus 1.00%. The Administrative Agent and each Lender (to the extent it continues to be a Lender hereunder) agree that if any of them gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender (to the extent it continues at such time to be a Lender hereunder), the obligations of such Lender to make Loans on the terms and conditions contained herein shall to the extent of such Lender's outstanding Loans and Commitments as in effect at such time, be immediately reinstated.

          (b)   If any Lender in good faith determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then the Borrower agrees, subject to the provisions of

  Section 14.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 1.09(b) shall, absent manifest error, but subject to the provisions of Section 14.15 (to the extent applicable), be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(b), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.

          1.10    Compensation.    The Borrower agrees, subject to the provisions of Section 14.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation, for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 1.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower's failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

          1.11    Change of Lending Office.    Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 1.09 and Section 4.04.

          1.12    Replacement of Lenders.    If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to either replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent or, at the option of the Borrower, to replace only, in the case of a replacement as provided in Section 14.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that:

                (i)  at the time of any replacement pursuant to this Section 1.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the outstanding Second Priority Term Loans and Second Priority Term Loan Commitment (if any), the Second Priority Term Loan Commitment (if any) and outstanding Second Priority Term Loans or (b) the outstanding First Priority Term Loans and First Priority Term Loan Commitment (if any), the outstanding First Priority Term Loans and First Priority Term Loan Commitment (if any)) of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or, in the case of the replacement of only (I) the Second Priority Term Loans and Second Priority Term Loan Commitment (if any), the outstanding Second Priority Term Loans or (II) the First Priority Term Loans and First Priority Term Loan Commitment (if any), the outstanding First Priority Term Loans) of the Replaced Lender, together with all accrued and unpaid interest with respect thereto at such time, and (y) an amount equal to all accrued, but theretofore unpaid, Commitment Commission owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 3.01; and

               (ii)  all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

          Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding First Priority Term Loans, Second Priority Term Loans, a First Priority Term Loan Commitment or a Second Priority Term Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 4.04, 14.01 and 14.06), which shall survive as to such Replaced Lender.

        SECTION 2.    Intentionally Omitted.

        SECTION 3.    Commitment Commission; Reductions of Commitment.

          3.01    Commitment Commission.    (a) The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender with a First Priority Term Loan Commitment a commitment commission (the "FPTL Commitment Commission") for the period from the Effective Date to and including the Commitment Termination Date (or such earlier date as the Total First Priority Term Loan Commitment shall have been terminated) computed at a rate for each day equal to a per annum rate of forty-five percent (45%) of the then applicable Applicable Margin for First Priority Term Loans on the daily average unutilized First Priority Term Loan Commitment of such Non-Defaulting Lender. Accrued FPTL Commitment Commission shall be due and payable on the Commitment Termination Date (or such earlier date upon which the Total First Priority Term Loan Commitment is terminated).

          (b)   The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender with a Second Priority Term Loan Commitment a commitment commission (the "SPTL Commitment Commission") for the period from the Effective Date to and including the Commitment Termination Date (or such earlier date as the Total Second Priority Term Loan Commitment shall have been terminated) computed at a rate for each day equal to a per annum rate of forty-five percent (45%) of the then applicable Applicable Margin for Second Priority Term Loans on the daily average unutilized Second Priority Term Loan Commitment of such Non-Defaulting Lender. Accrued SPTL Commitment Commission shall be due and payable on Commitment Termination Date (or such earlier date upon which the Total Second Priority Term Loan Commitment is terminated).

          (c)   The Borrower shall pay to the Administrative Agent, for the Administrative Agent's own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

          3.02    Voluntary Termination of Unutilized Commitments.    (a) Upon at least three Business Day's prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total First Priority Term Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the First Priority Term Loan Commitment of each Lender with such a Commitment.

          (b)   Upon at least three Business Day's prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Second Priority Term Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Second Priority Term Loan Commitment of each Lender with such a Commitment.

          (c)   In the event of certain refusals by a Lender as provided in Section 14.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, subject to the requirements of said Section 14.12(b) and upon five Business Days' written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate all of the Second Priority Term Loan Commitment (if any) and First Priority Term Loan Commitment (if any) of such Lender so long as all Loans, together with accrued and unpaid interest, Commitment Commission and all other amounts, owing to such Lender (other than amounts owing in respect of outstanding Loans maintained by such Lender, if such Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, unless the respective Lender continues to have outstanding Loans hereunder, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 4.04, 14.01 and 14.06), which shall survive as to such repaid Lender.

          3.03    Mandatory Reduction of Commitments.    (a) The Total Commitments (and the First Priority Term Loan Commitment and the Second Priority Term Loan Commitment of each Lender) shall terminate in its entirety on March 14, 2003, unless the Effective Date shall have occurred on or prior to such date.

          (b)   In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (i) the Total First Priority Term Loan Commitment shall be reduced on each Borrowing Date (after giving effect to the incurrence of First Priority Term Loans on each such date) in an amount equal to the aggregate principal amount of First Priority Term Loans incurred on such date and (ii) the Total First Priority Term Loan Commitment (and the First Priority Term Loan Commitment of each Lender) shall terminate in its entirety on the Commitment Termination Date, after giving effect to all Borrowings of First Priority Term Loans on such date.

          (c)   In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (i) the Total Second Priority Term Loan Commitment shall be reduced on each Borrowing Date (after giving effect to the incurrence of Second Priority Term Loans on each such date) in an amount equal to the aggregate principal amount of Second Priority Term Loans incurred on such date and (ii) the Total Second Priority Term Loan Commitment (and the Second Priority Term Loan Commitment of each Lender) shall terminate in its entirety on the Commitment Termination Date, after giving effect to all Borrowings of Second Priority Term Loans on such date.

            (d)   In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total First Priority Term Loan Commitment and the Total Second Priority Term Loan Commitment shall be permanently reduced by the amount of any such reduction required by Section 4.02.

            (e)   Each reduction to the Total First Priority Term Loan Commitment and the Total Second Priority Term Loan Commitment pursuant to this Section 3.03 shall be applied proportionately to reduce the First Priority Term Loan Commitment or the Second Priority Term Loan Commitment, as the case may be, of each Lender with such a Commitment.

        SECTION 4.    Prepayments; Payments; Taxes.

          4.01    Voluntary Prepayments.    The Borrower shall have the right to prepay the Loans (provided, that any such voluntary prepayment shall be applied pro rata to outstanding First Priority Term Loans and outstanding Second Priority Term Loans), without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

                (i)  the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, whether First Priority Term Loans or Second Priority Term Loans shall be prepaid, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

               (ii)  each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

              (iii)  at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.10;

              (iv)  in the event of certain refusals by a Lender as provided in Section 14.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days' written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender's individual consent) in accordance with said Section 14.12(b) so long as prior to the Commitment Termination Date (A) in the case of the prepayment of Second Priority Term Loans of any Lender pursuant to this clause (iv) the Second Priority Term Loan Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time

      Schedule I shall be deemed modified to reflect the changed Second Priority Term Loan Commitments), (B) in the case of the prepayment of First Priority Term Loans of any Lender pursuant to this clause (iv) the First Priority Term Loan Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed First Priority Term Loan Commitments) and (C) the consents required by Section 14.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained; and

               (v)  except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing.

  Each prepayment of principal of First Priority Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments of First Priority Term Loans pro rata based upon the then remaining principal amounts of the Scheduled Repayments of First Priority Term Loans after giving effect to all prior reductions thereto.

          4.02    Mandatory Repayments.    (a) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below (each a "Scheduled Repayment Date"), the Borrower shall be required to repay that aggregate principal amount of First Priority Term Loans equal to the product of (A) the aggregate principal amount of all First Priority Term Loans outstanding on the first Commitment Termination Recurring Date (without giving effect to any mandatory repayment under this Section 4.02(a)) and (B) the percentage set forth opposite the respective installment below (provided that, in any event, all then outstanding First Priority Term Loans shall be due in full on the First Priority Term Loan Maturity Date) (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(f), a "Scheduled Repayment"):

Scheduled Repayment Date	Amount
1st Commitment Termination Recurring Date	3.57%
2nd Commitment Termination Recurring Date	3.57%
3rd Commitment Termination Recurring Date	3.57%
4th Commitment Termination Recurring Date	3.57%
5th Commitment Termination Recurring Date	3.57%
6th Commitment Termination Recurring Date	3.57%
7th Commitment Termination Recurring Date	3.57%
8th Commitment Termination Recurring Date	3.57%
9th Commitment Termination Recurring Date	3.57%
10th Commitment Termination Recurring Date	3.57%
11th Commitment Termination Recurring Date	3.57%
12th Commitment Termination Recurring Date	3.57%
13th Commitment Termination Recurring Date	3.57%
14th Commitment Termination Recurring Date	3.57%
15th Commitment Termination Recurring Date	3.57%
16th Commitment Termination Recurring Date	3.57%
17th Commitment Termination Recurring Date	5.36%

18th Commitment Termination Recurring Date	5.36%
19th Commitment Termination Recurring Date	5.36%
First Priority Term Loan Maturity Date	26.80%

            (b)   In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required to repay an aggregate principal amount of outstanding First Priority Term Loans in an amount equal to the greater of (x) the Net Cash Proceeds of such Collateral Disposition or insurance proceeds relating to such Event of Loss, as the case may be, and (y) the product of the then outstanding aggregate principal amount of First Priority Term Loans multiplied by a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) before giving effect to such Collateral Disposition); provided that (m) without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Section 9.11 at all times (including, without limitation, after giving effect to any payment contemplated by the foregoing Section 4.02(b)), (n) in the event that if the Borrower is required to apply any portion of asset sale proceeds to prepay or offer to prepay Indebtedness evidenced by the Senior Notes (under the terms of the Senior Notes Indenture), then, notwithstanding anything contained in this Agreement to the contrary, the Borrower shall apply such asset sale proceeds as a mandatory prepayment of the principal of outstanding First Priority Term Loans in accordance with requirements of Sections 4.02(f) and 4.02(g) and (o) that on or after the Commitment Termination Date, if all outstanding First Priority Term Loans have been repaid in full, all repayments which would otherwise have been required to have been applied under this Section 4.02(b) as a mandatory repayment of First Priority Term Loans (if such Loans had been outstanding) shall be applied as a mandatory repayment of outstanding Second Priority Term Loans.

            (c)   In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the FPTL Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (excluding proceeds received by any Subsidiary of Borrower from issuances by such Subsidiary to or capital contributions to such Subsidiary from Borrower or a Subsidiary thereof) an amount equal to 100% of the Net Equity Proceeds of such capital contribution or sale or issuance of equity shall be applied on such date as a mandatory repayment of principal of, in the following order, (i) first, outstanding Second Priority Term Loans and, to the extent in excess thereof, as a mandatory reduction to the Total Second Priority Term Loan Commitment and (ii) second, outstanding First Priority Term Loans in direct order of maturity (and, to the extent in excess thereof, as a mandatory reduction to the Total First Priority

    Term Loan Commitment), provided that, in the event that (A) all outstanding Second Priority Term Loans have been permanently repaid and all Second Priority Term Loan Commitments have been permanently terminated and (B) outstanding First Priority Term Loans have been permanently repaid and First Priority Term Loan Commitments have been permanently reduced in aggregate principal amount equal to or greater than $75,000,000 by repayments and/or commitment reductions of the type referred to in this Section 4.02 (other than pursuant to Section 4.02(a)), no repayments and/or commitment reductions pursuant to this Section 4.02(c) shall be required.

            (d)   In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the FPTL Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money pursuant to this Agreement or the Existing Credit Agreements), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of principal of, in the following order, (i) first, outstanding Second Priority Term Loans (and, to the extent in excess thereof, as a mandatory reduction to the Total Second Priority Term Loan Commitment), and (ii) second, outstanding First Priority Term Loans in direct order of maturity (and, to the extent in excess thereof, as a mandatory reduction to the Total First Priority Term Loan Commitment), provided that, in the event that (A) all outstanding Second Priority Term Loans have been permanently repaid and all Second Priority Term Loan Commitments have been permanently terminated and (B) outstanding First Priority Term Loans have been permanently repaid and First Priority Term Loan Commitments have been permanently reduced in aggregate principal amount equal to or greater than $75,000,000 by repayments and/or commitment reductions of the type referred to in this Section 4.02 (other than pursuant to Section 4.02(a)), no repayments and/or commitment reductions set forth in this Section 4.02(d) shall be required.

            (e)   In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to 100% of Excess Cash Flow, for the Excess Cash Flow Payment Period last ended, shall be applied on such date in the following order, (i) first, as a mandatory repayment of principal of outstanding Second Priority Term Loans, provided that the aggregate mandatory repayments of Second Priority Term Loans required to be made under this Section 4.02(e)(i) shall not exceed in the aggregate $50,000,000 and (ii) second, (x) 50% of such Excess Cash Flow (in excess of the Excess Cash Flow required to be applied in accordance with foregoing clause (i)) shall be applied as a mandatory prepayment of principal of outstanding Second Priority Term Loans, and (y) 50% of such Excess Cash Flow (in excess of the Excess Cash Flow required to be applied in accordance with foregoing clause (i)) shall be applied as a mandatory repayment, on a pro rata basis, of principal of outstanding First Priority Term Loans and revolving loan credit facilities under the Borrower's Existing Credit Agreements; provided, however, that notwithstanding anything to the contrary contained in this Section 4.02(e), (A) mandatory repayments under this Section 4.02(e) shall only be required in an aggregate amount equal to the lesser of (x) Excess Cash Flow for the applicable Excess Cash Flow Payment Period and (y) an amount which, if such amount were applied on the last day of the Excess Cash Flow Payment Period then ended as a mandatory repayment under this Section 4.02(e), would result in the Borrower and its Subsidiaries having Liquidity (immediately after the application thereof) of at least $25,000,000 and (B) mandatory repayments made in connection with repayments of Excess Cash Flow as described in this Section 4.02(e) shall not be required to be made following the Facility Reduction Date.

            (f)    (i) The amount of each principal repayment of First Priority Term Loans required by Sections 4.02(b) and 4.02(e) shall be applied to reduce the then remaining Scheduled Repayments pro rata based upon the then remaining principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto.

               (ii)  The amount of each principal repayment of First Priority Term Loans required by 4.02(c) and 4.02(d) shall be applied to reduce the then remaining Scheduled Repayments in direct order of maturity thereof based upon the then remaining principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto.

            (g)   With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) repayments of Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans of the respective Tranche with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (g), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.10.

            (h)   Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date applicable to such Loans.

          4.03    Method and Place of Payment.    Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04    Net Payments; Taxes.    (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

            (b)   Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

            (c)   If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a "Tax Benefit"), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and

    (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

        SECTION 5.    Conditions Precedent.

          5.01    Conditions Precedent to the Effective Date.    The effective date shall occur on the date (the "Effective Date") on which the following conditions shall have been satisfied or waived:

            (a)    Execution of Agreement; Notes.    On or prior to the Effective Date (i) the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate First Priority Term Note and/or Second Priority Term Note for such Lender executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

            (b)    Fees, etc.    On the Effective Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due.

            (c)    Opinions of Counsel.    (i) On the Effective Date, the Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-1 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clause (ii) below and Sections 5.02(a) and 5.03(b) below) granted pursuant to the Primary Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

               (ii)  On the Effective Date, the Administrative Agent shall have received from Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-2 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover such matters as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

            (d)    Corporate Documents; Proceedings; etc.    (i) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by the

    Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, in the form of Exhibit E, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent and each of the Joint Lead Arrangers.

               (ii)  All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent and each of the Joint Lead Arrangers, and the Administrative Agent and the Joint Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent or either Joint Lead Arranger may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

            (e)    Shareholders' Agreements; Management Agreements; Debt Agreements; Employment Agreements; Tax Sharing Agreements.    On or prior to the Effective Date, there shall have been delivered to the Administrative Agent or its counsel true and correct copies of the following documents:

                (i)  all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of their capital stock or membership interests and any agreements entered into by shareholders or members relating to any such entity with respect to its capital stock or membership interests (collectively, the "Shareholders' Agreements");

               (ii)  all agreements (other than Employment Agreements) with respect to the management of the Borrower or any of its Subsidiaries or any of the Vessels (collectively, the "Management Agreements");

              (iii)  all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Effective Date (if any) (collectively, the "Debt Agreements");

              (iv)  all employment agreements entered into by the Borrower or any of its Subsidiaries with members of management of the Borrower or any of such Subsidiaries (collectively, the "Employment Agreements");

               (v)  all service agreements entered into between the Borrower and its Subsidiaries ("Service Agreements"); and

              (vi)  all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the "Tax Sharing Agreements");

    all of which Shareholders' Agreements, Management Agreements, Debt Agreements, Employment Agreements, Service Agreements and Tax Sharing Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead Arrangers and shall be in full force and effect on the Effective Date.

            (f)    Subsidiaries Guaranty.    On or prior to the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty"), and the Subsidiaries Guaranty shall be in full force and effect.

            (g)    First Priority Pledge Agreement.    On or prior to the Effective Date, each of the Borrower and each of the Subsidiary Guarantors shall have (x) duly authorized, executed and delivered the First Priority Pledge and Security Agreement in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the "First Priority Pledge Agreement") and shall have (A) delivered to the Collateral Agent, as pledgee, all the Primary Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Primary Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the First Priority Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the First Priority Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be.

            (h)    Solvency Certificate.    On or prior to the Effective Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Borrower, in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, setting forth the conclusion that, after giving effect to each of the Vessel Acquisitions and the incurrence of all the financings contemplated hereby, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

            (i)    Pro Forma Balance Sheet; Financial Statements; Projections.    On or prior to the Effective Date, the Administrative Agent shall have received copies of the financial statements and Projections referred to in Sections 7.05(a) and (b), which financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Lead Arrangers.

            (j)    Material Adverse Change, etc.    On the Effective Date, nothing shall have occurred (and the Administrative Agent and the Joint Lead Arrangers shall have become aware of no facts or conditions not previously known to each of them, respectively) which the Administrative Agent or either of the Joint Lead Arrangers shall determine is reasonably likely to have a material adverse effect on the rights and remedies of the Lenders, the Joint Lead

    Arrangers or the Administrative Agent, or on the ability of the Borrower or the Borrower and its Subsidiaries, taken as a whole (after giving effect to the respective Vessel Acquisition occurring on such date), to perform its or their Obligations, or which is reasonably likely to have a Material Adverse Effect.

            (k)    Minimum Ratings Condition.    On or prior to the Effective Date, the Administrative Agent shall have received evidence satisfactory to it and to each of the Joint Lead Arrangers that the proposed Senior Notes shall have received a rating of not less than B+ from Standard & Poor's Ratings Services ("S&P") and at least B1 from Moody's Investor's Services, Inc. ("Moody's").

            (l)    Amendments.    On or prior to the Effective Date, (i) the Second Amendment to the $300 Million Existing Credit Agreement, substantially in the form of Exhibit N-1 (the "Second Amendment"), shall have become effective in accordance with its terms and (ii) the Third Amendment to the $165 Million Existing Credit Agreement, substantially in the form of Exhibit N-2 (the "Third Amendment"), shall have become effective in accordance with its terms.

            (m)    Appraisals.    On or prior to the Effective Date, the Lenders and the Lead Arrangers shall have received appraisal reports of recent date (and in no event dated earlier than 90 days prior to the Effective Date) in scope, form and substance, and from independent appraisers, reasonably satisfactory to the Lenders, stating the then current fair market value of each of the Mortgaged Vessels and the Second Priority Existing Mortgaged Vessels on such date, the results of which shall be reasonably satisfactory to the Lead Arrangers.

          5.02    Conditions Precedent to the SPTL Initial Borrowing Date.    The obligation of each Lender to make Loans on the SPTL Initial Borrowing Date is subject at the time of the making of such Loans to the occurrence of the Effective Date and to the satisfaction or waiver of the following conditions:

            (a)    Opinions of Counsel.    (i) On the SPTL Initial Borrowing Date, the Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the SPTL Initial Borrowing Date covering the matters set forth in Exhibit D-7 which shall (x) be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to 5.01(c), clause (ii) below and 5.03(b) below) granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

               (ii)  On the SPTL Initial Borrowing Date, the Administrative Agent shall have received from Fenech & Fenech, special Maltese counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the SPTL Initial Borrowing Date covering the matters set forth in Exhibit D-3 which shall (x) be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead

      Arrangers and (y) cover such matters as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

              (iii)  On the SPTL Initial Borrowing Date, the Administrative Agent shall have received from George E. Henries, Esq., special Liberian counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the SPTL Initial Borrowing Date covering the matters set forth in Exhibit D-4 which shall (x) be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover the perfection of the security interests granted pursuant to the Second Priority Existing Vessel Mortgages and such other matters as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

              (iv)  On the SPTL Initial Borrowing Date, the Administrative Agent shall have received from Dennis J. Reeder, Esq., special Marshall Islands counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the SPTL Initial Borrowing Date covering the matters set forth in Exhibit D-5 which shall (x) be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover the perfection of the security interests granted pursuant to the Second Priority Existing Vessel Mortgages and such other matters as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

               (v)  On the SPTL Initial Borrowing Date, the Administrative Agent shall have received from Roussos & Hatzidimitriou, special Hellenic Republic counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the SPTL Initial Borrowing Date covering the matters set forth in Exhibit D-6 which shall (x) be in form and substance reasonably satisfactory to the Administrative Agent and each of the Joint Lead Arrangers and (y) cover the perfection of the security interests granted pursuant to the Second Priority Existing Vessel Mortgages and such other matters as the Administrative Agent or either of the Joint Lead Arrangers may reasonably request.

            (b)    Subordinated Subsidiaries Guaranty.    On or prior to the SPTL Initial Borrowing Date, each Subordinated Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subordinated Subsidiaries Guaranty in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the "Subordinated Subsidiaries Guaranty"), and the Subordinated Subsidiaries Guaranty shall be in full force and effect.

            (c)    Second Priority Pledge Agreement.    On or prior to the SPTL Initial Borrowing Date, each of the Borrower and each Subordinated Subsidiary Guarantor shall have (x) duly authorized, executed and delivered the Second Priority Pledge and Security Agreement in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the "Second Priority Pledge Agreement") and shall have (A) delivered to the Collateral Agent, as pledgee, all the Second Priority Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Second Priority Pledged Securities, subject to the terms of the Bailment Agreement and (B) otherwise complied with all of the requirements set forth in the Second Priority Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the

    Lien on the Second Priority Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subordinated Subsidiary Guarantor or the Borrower, as the case may be.

            (d)    Second Priority Existing Vessel Mortgages.    (i) On or prior to the SPTL Initial Borrowing Date, each Subsidiary of the Borrower which owns a Vessel listed on Part B of Schedule III (each, a "Second Priority Existing Mortgaged Vessel"), together with each Subsidiary of the Borrower which owns a Vessel listed on Part A on Schedule III (each, an "Acquired Vessel"), as of the SPTL Initial Borrowing Date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry, a second preferred mortgage (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Second Priority Existing Vessel Mortgages"), substantially in the form of Exhibit J-4, J-5, J-6 or J-7, as applicable, with respect to each such Vessel and the Second Priority Existing Vessel Mortgages shall be effective to create in favor of the Collateral Agent, for the benefit of the Lenders with Second Priority Term Loans and/or Second Priority Term Loan Commitments, a legal, valid and enforceable second priority security interest in and lien upon each such Vessel, subject only to Permitted Liens (as defined herein and in each of the Existing Credit Agreements as of the date hereof, including, without limitation, a first priority security interest in and lien upon such Second Priority Existing Mortgaged Vessels pursuant to the Existing Credit Agreements and security documentation related thereto). Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

               (ii)  On or prior to the SPTL Initial Borrowing Date, the Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Second Priority Existing Mortgaged Vessel and each Acquired Vessel and (y) the results of maritime registry searches with respect to each Second Priority Existing Mortgaged Vessel and each Acquired Vessel, indicating no record liens other than Liens in favor of the Collateral Agent (other than (A) the first priority security interest and lien upon each such Second Priority Existing Mortgaged Vessels pursuant to the Existing Credit Agreements and security documentation related thereto and Permitted Liens as defined therein as of the date hereof and (B) the first priority security interest and Lien upon each such Acquired Vessel pursuant to the Primary Security Documents and Permitted Liens).

            (e)    Second Priority Assignments of Earnings and Insurances.    On or prior to the SPTL Initial Borrowing Date, each Subsidiary of the Borrower which owns a Second Priority Existing Mortgaged Vessel or an Acquired Vessel as of the SPTL Initial Borrowing Date shall have duly authorized, executed and delivered a Second Priority Assignment of Earnings in the form of Exhibit I-3 (as modified, supplemented or amended from time to time, the "Second Priority Assignment of Earnings") and a Second Priority Assignment of Insurances in the form of Exhibit I-4 (as modified, supplemented or amended from time to time, the "Second Priority Assignment of Insurances"), together covering all of such Credit Party's present and future Second Priority Earnings and Insurance Collateral, in each case together with:

              (1)   proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Second Priority Assignment of Earnings and the Second Priority Assignment of Insurances;

              (2)   certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name such Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.02(e)(1) above, Section 5B.03(ii) of the $165MM Credit Agreement and Section 5.09(ii) of the $300MM Credit Agreement, together with copies of such other financing statements (none of which shall cover (x) the Secondary Collateral except to the extent evidencing Permitted Liens (as defined in each of the Existing Credit Agreements) or (y) the Primary Collateral except to the extent evidencing Permitted Liens, as applicable, unless in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws); and

              (3)   evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Second Priority Assignment of Earnings and the Second Priority Assignment of Insurances have been taken.

            (f)    Bailment Agreement.    On or prior to the SPTL Initial Borrowing Date, the Collateral Agent and each Lender shall have duly authorized, executed and delivered the Bailment Agreement in the form of Exhibit O (as modified, amended or supplemented from time to time, the "Bailment Agreement"), and the Bailment Agreement shall be in full force and effect.

            (g)    Intercreditor Agreement.    On or prior to the SPTL Initial Borrowing Date, each Intercreditor Party, the Administrative Agent, the Collateral Agent and the Borrower and each other Credit Party shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit H (as modified, amended or supplemented from time to time, the "Intercreditor Agreement"), and the Intercreditor Agreement shall be in full force and effect.

          5.03    Conditions Precedent to each Borrowing Date.    The obligation of each Lender to make Loans on each Borrowing Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:

            (a)    Consummation of the Vessel Acquisitions; etc.    (i) On or prior to each Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the Vessel Acquisition Documents in respect of the Vessel Acquisition(s) being consummated on such date, all of which Vessel Acquisition Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and to each of the Joint Lead Arrangers and in full force and effect. Each of such Vessel Acquisition Documents shall not have been amended in any way adverse to the interests of the Lenders unless such amendment is approved by the Administrative Agent and each of the Joint Lead Arrangers.

               (ii)  On or prior to each Borrowing Date (i) the respective Vessel Acquisition(s) shall have been consummated in all material respects in accordance with the respective Vessel Acquisition Documents and all applicable laws, (ii) all conditions precedent to the consummation of the respective Vessel Acquisition(s) contained in the respective Vessel Acquisition Documents shall have been satisfied in all material respects and not waived without the consent of the Administrative Agent and each of the Joint Lead Arrangers and (iii) the Administrative Agent shall have received any information necessary to update Part A of Schedule III in respect of Vessel(s) being acquired on such date.

            (b)    Opinions of Counsel.    (i) On each Borrowing Date, the Administrative Agent shall have received from Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Borrowing Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the First Priority Vessel Mortgage(s) to be delivered on such date and, if such Borrowing Date occurs on or after the SPTL Initial Borrowing Date, the Second Priority Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request.

               (ii)  On each Borrowing Date on which a Vessel Acquisition of a vessel registered under the laws and flag of the Republic of Marshall Islands occurs, the Administrative Agent shall have received from Dennis J. Reeder, Esq., special Marshall Islands counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Borrowing Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the First Priority Vessel Mortgage(s) and, if such Borrowing Date occurs on or after the SPTL Initial Borrowing Date, the Second Priority Vessel Mortgage(s) with respect to such Vessels and such other matters incident thereto as the Administrative Agent may reasonably request.

              (iii)  On each Borrowing Date on which a Vessel Acquisition of a vessel registered under the laws and flag of the Republic of Liberia occurs, the Administrative Agent shall have received from George E. Henries, Esq., special Liberian counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Borrowing Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the First Priority Vessel Mortgage(s) and, if such Borrowing Date occurs on or after the SPTL Initial Borrowing Date, the Second Priority Vessel Mortgage(s) with respect to such Vessels and such other matters incident thereto as the Administrative Agent may reasonably request.

              (iv)  On each Borrowing Date on which a Vessel Acquisition of a vessel registered under the laws and flag of the Hellenic Republic is being acquired, the Administrative Agent shall have received from Roussos & Hatzidimitriou, special Hellenic Republic counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Borrowing Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to such First Priority Vessel Mortgage(s) and, if such Borrowing Date occurs on or after the SPTL Initial Borrowing Date, the Second Priority Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

            (c)    Assignments of Earnings and Insurances.    On each Borrowing Date, each Credit Party which is consummating a Vessel Acquisition on such date shall have duly authorized, executed and delivered (x) a Primary Assignment of Earnings in the form of Exhibit I-1 (as modified, supplemented or amended from time to time, the "Primary Assignments of Earnings") and a Primary Assignment of Insurances in the form of Exhibit I-2 (as modified, supplemented or amended from time to time, the "Primary Assignments of Insurances"), together covering all of such Credit Party's present and future Primary Earnings and Insurance Collateral, and, if such Borrowing Date occurs on or after the SPTL Initial Borrowing Date, (y) a Second Priority Assignment of Earnings and Second Priority Assignment of Insurances, together covering all of such Credit Party's present and future Second Priority Earnings and Insurance Collateral, in each case together with:

                (i)  proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by (x) the Primary Assignment of Earnings and the Primary Assignment of Insurances and (y) to the extent applicable, the Second Priority Assignment of Earnings and Second Priority Assignment of Insurances;

               (ii)  certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.02(c)(i) above, Section 5B.03(i) of the $165MM Credit Agreement and Section 5.09(i) of the $300MM Credit Agreement, together with copies of such other financing statements (none of which shall cover (x) the Secondary Collateral, as applicable, except to the extent evidencing Permitted Liens (as defined in each of the Existing Credit Agreements) or (y) the Primary Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws); and

              (iii)  evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by (x) the Primary Assignment of Earnings and the Primary Assignment of Insurances and (y) to the extent applicable, the Second Priority Assignment of Earnings and Second Priority Assignment of Insurances have been taken.

            (d)    Mortgages; Certificates of Ownership; Searches; Class Certificates; Appraisal Report; Insurance.    On each Borrowing Date:

                (i)  Each Credit Party which is consummating a Vessel Acquisition on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry (x) a first preferred mortgage (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "First Priority Vessel Mortgages"), substantially in the form of Exhibit J-1, J-2 or J-3, as applicable, with respect to each of such Vessels listed on Part A of Schedule III and being acquired on such date (each, a "Mortgaged Vessel") and the First Priority Vessel Mortgages shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in favor of the Lenders with First Priority Term Loans and/or First Priority Term Loan Commitments in and lien upon such Mortgaged Vessels, subject only to Permitted Liens and, if the Borrowing Date occurs on or after the SPTL Initial Borrowing Date, (y) a Second Priority Existing Vessel Mortgage, substantially in the form of Exhibit J-4, J-5, J-6 or J-7, as applicable, with respect to each such Mortgaged Vessels and the Second Priority Existing Vessel Mortgages shall be effective to create in favor of the Collateral Agent, for the benefit of the Lenders with Second Priority Term Loans and/or Second Priority Term Loan Commitments, a legal, valid and enforceable second priority security interest in and lien upon such Mortgaged Vessels, subject only to Permitted Liens (including, without limitation, a first priority security interest pursuant to the First Priority Vessel Mortgages). Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

               (ii)  The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel acquired on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Mortgaged Vessels acquired on such date, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.

              (iii)  The Administrative Agent shall have received class certificates from a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, indicating that each Mortgaged Vessel acquired on such date meets the criteria specified in Section 7.26.

              (iv)  The Administrative Agent shall have received appraisal reports of recent date in scope, form and substance, and from independent appraisers, reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels acquired on such date, the results of which shall be reasonably satisfactory to the Administrative Agent.

               (v)  The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of the Mortgaged Vessels acquired on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent as mortgagee and (ii) conform with the insurance requirements of the respective First Priority Vessel Mortgages.

            (e)    Approvals.    On or prior to each Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents (including any necessary anti-trust approvals or consents) in connection with the Vessel Acquisition(s) being consummated on such date, the transactions contemplated by the Documents with respect to such Vessel Acquisition(s) and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of such Vessel Acquisition(s) or the transactions contemplated by this Agreement or the other Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Vessel Acquisition(s) or the other transactions contemplated by this Agreement.

            (f)    Litigation.    On each Borrowing Date, no litigation by any entity (private or governmental) shall be pending or, to the Borrower's knowledge, threatened with respect to the Vessel Acquisition(s) being consummated on such date, any Mortgaged Vessels, any Second Priority Existing Mortgaged Vessel or any Credit Document, or which the Administrative Agent shall determine is reasonably likely to have a materially adverse effect on such Vessel Acquisition(s) or a Material Adverse Effect.

            (g)    Environmental Laws.    On each Borrowing Date, there shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property.

        SECTION 6.    Conditions Precedent to All Credit Events.    The obligation of each Lender to make Loans (including Loans made on the FPTL Initial Borrowing Date and each Borrowing Date thereafter) is subject to the satisfaction of the following conditions:

          6.01    No Default; Representations and Warranties.    At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          6.02    Notice of Borrowing.    Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a).

  The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Sections 5.01, 5.02 and 5.03 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time. All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Sections 5.01, 5.02 and 5.03 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 7.    Representations, Warranties and Agreements.    In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case on the Effective Date and after giving effect to each Vessel Acquisition consummated on each Borrowing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

          7.01    Corporate/Limited Liability Company/Limited Partnership Status.    The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          7.02    Corporate Power and Authority.    Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party (other than in respect of the period prior to the SPTL Initial Borrowing Date, the Documents to be executed and delivered in accordance with Section 5.02), and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          7.03    No Violation.    Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement (including, without limitation, the Existing Credit Agreements), or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.

          7.04    Governmental Approvals.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or in the case of any filings or recordings in respect of the Security Documents (other than the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Document to which it is a party.

          7.05    Financial Statements; Financial Condition; Undisclosed Liabilities.    (a) The audited consolidated balance sheets of the Borrower as at December 31, 2001 and December 31, 2002 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither the Borrower nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected). During the period from December 31, 2001 to and including the date hereof there has been no Collateral Disposition (as defined in each of the Existing Credit Agreements) by the Borrower or any of its Subsidiaries of any material part of its business or property, except for the disposition of the Vessel then known as the "Stavanger Prince" in November 2002.

            (b)   On and as of each of the Effective Date and the SPTL Initial Borrowing Date, the Projections which have been delivered to the Administrative Agent prior to the Effective Date (and attached hereto as Schedule XIII) have been prepared on a basis consistent with the financial statements referred to in Section 7.05(a), and are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable as of the date of such Projections, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Effective Date and the SPTL Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being understood by the Lenders that projections as to future results should not be viewed as fact and that actual results may differ from those set forth in the Projections.

            (c)   Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of each of the Effective Date and the SPTL Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Borrower and its Subsidiaries taken as a whole. As of each of the Effective Date and the SPTL Initial Borrowing Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could be materially adverse to the Borrower and its Subsidiaries taken as a whole.

            (d)   Since December 31, 2002, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

          7.06    Litigation.    There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to any Vessel Acquisition (including, without limitation, with respect to any vessel listed on Part A of Schedule III hereto), the Second Priority Existing Mortgaged Vessels or any Document or (ii) that could reasonably be expected to have a Material Adverse Effect.

          7.07    True and Complete Disclosure.    All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

          7.08    Use of Proceeds; Margin Regulations.    (a) All proceeds of the Loans shall be used to finance the Vessel Acquisitions and to pay fees and expenses incurred in connection with the Vessel Acquisitions, provided that (x) the aggregate principal amount of First Priority Term Loans that may be used to finance any Vessel Acquisition shall not exceed the respective First Priority Term Loan Drawdown Amount applicable to such Vessel Acquisition (which aggregate principal amount of First Priority Term Loans shall not, in any event, exceed 67% of the aggregate acquisition price for the applicable vessel to be acquired pursuant to the applicable Vessel Acquisition) and (y) the aggregate principal amount of Second Priority Term Loans incurred on each applicable Borrowing Date that may be used to finance any Vessel Acquisition shall not exceed the respective Second Priority Term Loan Drawdown Amount applicable to such Vessel Acquisition (which aggregate principal amount of Second Priority Term Loans shall not, in any event, exceed 19% of the aggregate acquisition price for the applicable vessel to be acquired pursuant to the applicable Vessel Acquisition).

            (b)   No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          7.09    Tax Returns and Payments.    (a) The Borrower and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries (the "Returns"). The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with generally accepted accounting principles) for the payment of, all material U.S. federal, state and non-U.S. income taxes applicable for all taxes payable by them. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with any Vessel Acquisition.

            (b)   The Borrower hereby represents and acknowledges that, to the best of its knowledge, neither Administrative Agent (in any capacity) nor the Collateral Agent (in any capacity), nor any Joint Bookrunner (in any capacity), nor any Joint Lead Arranger (in any capacity), nor any Co-Arranger (in any capacity), nor any Lender (in any capacity), nor any employees or agents of, or other Persons affiliated with, the Administrative Agent (in any capacity), the Collateral Agent (in any capacity), any Joint Bookrunner (in any capacity), any

    Joint Lead Arranger (in any capacity), any Co-Arranger (in any capacity), or any Lender (in any capacity), have directly or indirectly made or provided any statement (oral or written) to the Borrower or any of its Subsidiaries or to any of their respective employees or agents, or other Persons affiliated with or related to it (or, so far as it is aware, to any other Person), as to the potential tax consequences of the transactions constituting and contemplated by the Credit Documents.

          7.10    Compliance with ERISA.    (i) Schedule VII sets forth, as of the Effective Date, each Plan; each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower's operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Borrower or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

               (ii)  Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

          7.11    The Security Documents.    After the execution and delivery thereof and upon the taking of the actions in the second immediately succeeding sentence, each of the Primary Security Documents creates in favor of the Collateral Agent for the benefit of the Primary Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Primary Collateral described therein, subject to no other Liens subject only to (x) a second priority security interest, in favor of the Lenders with Second Priority Term Loans and/or Second Priority Term Loan Commitments and (y) Permitted Liens. After the execution and delivery thereof and upon the taking of the actions in the immediately succeeding sentence, each of the Secondary Security Documents creates in favor of the Collateral Agent for the benefit of the Secondary Secured Creditors a legal, valid and enforceable fully perfected second priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Secondary Collateral described therein, subject to no other Liens subject only to Permitted Liens (as defined in each of the Existing Credit Agreements as of the date hereof, including, without limitation, a first priority security interest in and lien upon such Second Priority Existing Mortgaged Vessels pursuant to the Existing Credit Agreements and security documentation related thereto). No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made (x) on or prior to the SPTL Initial Borrowing Date, in the case of filings and recordings in respect of the Second Priority Existing Mortgaged Vessels, (y) on or prior to the respective Borrowing Date, in the case of the respective First Priority Vessel Mortgages, Primary Assignment of Earnings and Primary Assignment of Insurances in respect of the Mortgaged Vessels acquired on such Borrowing Date or (z) on or prior to the tenth day after the FPTL Initial Borrowing Date or the respective Borrowing Date (as applicable) in the case of all other Collateral.

          7.12    Representations and Warranties in Documents.    On each of the Effective Date and the SPTL Initial Borrowing Date, all representations and warranties made by the Borrower and its Subsidiaries in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

          7.13    Capitalization.    (a) On the Effective Date, the authorized capital stock of the Borrower shall consist of (i) 75,000,000 shares of Common Stock, $0.01 par value per share, 36,964,770 of which shall be issued and outstanding and (ii) no shares of preferred stock, $0.01 par value per share, have been issued and outstanding. All such outstanding shares and membership interests have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. The Borrower has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except (i) as set forth on Schedule IX and (ii) for options, warrants and rights to purchase shares of the Borrower's common stock which may be issued from time to time.

          7.14    Subsidiaries.    On the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Effective Date).

          7.15    Compliance with Statutes, etc.    The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.16    Investment Company Act.    Neither the Borrower, nor any of its Subsidiaries, is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.17    Public Utility Holding Company Act.    Neither the Borrower, nor any of its Subsidiaries, is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.18    Pollution and Other Regulations.    (a) Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect. There are, as of the Effective Date, no Environmental Claims pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Borrower or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Borrower or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

            (b)   Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Borrower or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

          7.19    Labor Relations.    Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.20    Patents, Licenses, Franchises and Formulas.    The Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          7.21    Indebtedness.    Schedule V sets forth a true and complete list of all Indebtedness (excluding the Obligations and the Obligations as, respectively, defined in each of the Existing Credit Agreements (as of the date hereof)) of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Effective Date

  (the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

          7.22    Vessel Acquisitions.    At the time of the consummation thereof, each Vessel Acquisition shall have been consummated in all material respects in accordance with the terms of the respective Vessel Acquisition Documents and all applicable laws. At the time of consummation of each Vessel Acquisition, all necessary material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate such Vessel Acquisition will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon any Vessel Acquisition. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any Vessel Acquisition, or the occurrence of any Credit Event or the performance by the Borrower or any other Credit Party of their respective obligations under the respective Credit Documents. At the time of the consummation thereof, all actions taken by the Borrower pursuant to or in furtherance of the Vessel Acquisitions have been taken in all material respects in compliance with the respective Vessel Acquisition Documents and all applicable laws.

          7.23    Insurance.    Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

          7.24    Concerning the Vessels.    The name (after giving effect to the respective Vessel Acquisition), registered owner (or, in the case of a Mortgaged Vessel to be acquired after the Effective Date, the owner of such Mortgaged Vessel after giving effect to such Vessel Acquisition (which shall be a Subsidiary Guarantor and a Subordinated Subsidiary Guarantor)), official number, and jurisdiction of registration and flag of each Mortgaged Vessel and each Second Priority Existing Mortgaged Vessel (or, in the case of a Mortgaged Vessel to be acquired after the Effective Date, the jurisdiction of registration and flag after giving effect to such Vessel Acquisition) is set forth on Schedule III. At the time of the consummation of the respective Vessel Acquisition, and thereafter, each Mortgaged Vessel and each Second Priority Existing Mortgaged Vessel will be operated in material compliance with all applicable law, rules and regulations.

          7.25    Citizenship.    At the time of the consummation of the respective Vessel Acquisition, and thereafter, the Borrower and each other Credit Party which owns or operates, or will own or operate, one or more Vessels is, or will be, qualified to own and operate such Vessels under the laws of the Republic of the Marshall Islands, the Republic of Liberia, Malta or the Hellenic Republic, as may be applicable, or such other jurisdiction in which any such Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective First Priority Vessel Mortgages and, after execution and delivery thereof, the Second Priority Existing Vessel Mortgages.

          7.26    Vessel Classification.    At the time of the consummation of the respective Vessel Acquisition, and thereafter, each Mortgaged Vessel and each Second Priority Existing Mortgaged Vessel is or will be, classified in the highest class available for vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the First Priority Vessel Mortgage and Second Priority Existing Vessel Mortgages related thereto.

          7.27    No Immunity.    The Borrower does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

          7.28    Fees and Enforcement.    No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. Under the laws of the Republic of the Marshall Islands, the Republic of Liberia, Malta, or the Hellenic Republic, as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

          7.29    Form of Documentation.    Each of the Credit Documents is in proper legal form under the laws of the Republic of the Marshall Islands, the Republic of Liberia, Malta or the Hellenic Republic, as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands, the Republic of Liberia, Malta or the Hellenic Republic, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Republic of the Marshall Islands, the Republic of Liberia, Malta or the Hellenic Republic, except as have been made, or will be made, in accordance with Sections 5.01, 5.02 and 5.03.

        SECTION 8.    Affirmative Covenants.    The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitments have terminated and the Loans and Notes, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:

          8.01    Information Covenants.    The Borrower will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

            (a)    Quarterly Financial Statements.    Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year and the budgeted figures for such quarterly periods as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the senior financial officer of the Borrower, subject to normal year-end audit adjustments and (ii) management's discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

            (b)    Annual Financial Statements.    Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to Sections 9.07 through 9.11, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management's discussion and analysis of the important operational and financial developments during such fiscal year.

            (c)    Appraisal Reports.    Together with delivery of the financial statements described in Section 8.01(b) for each fiscal year, and at any other time within 33 days of the written request of the Administrative Agent, appraisal reports of recent date in form and substance and from independent appraisers reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on an individual charter-free basis. All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that in no event shall the Borrower be required to pay for more than two appraisal reports obtained pursuant to this Section 8.01(c) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

            (d)    Budgets, etc.    As soon as available but not more than 45 days after the commencement of each fiscal year of the Borrower beginning with its fiscal year commencing on January 1, 2003, a budget of the Borrower and its Subsidiaries (x) in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year and (y) in summary form for each of the four fiscal years immediately following such fiscal year, in each case in form reasonably satisfactory to the Administrative Agent, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 8.01(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (d) also shall be presented.

            (e)    Officer's Compliance Certificates.    (i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Borrower in the form of Exhibit M to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 9.07 through 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be, (y) set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and (z) certify that there have been no changes to any of Schedule IX and Annexes A and B of each of the First Priority Pledge Agreement and, after the execution and delivery thereof, the Second Priority Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (z), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

               (ii)  At the time of a Collateral Disposition of any Mortgaged Vessel, a certificate of a senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.11 after giving effect to such disposition.

            (f)    Notice of Default, Litigation or Event of Loss.    Promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Vessel Acquisition (including, without limitation, with respect to any vessel listed on Part A of Schedule III hereto) or any Document and (iii) any Event of Loss in respect of any Mortgaged Vessel or any Second Priority Existing Mortgaged Vessel.

            (g)    Other Reports and Filings.    Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

            (h)    Environmental Matters.    Promptly upon, and in any event within five Business Days after, the Borrower obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

                (i)  any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries;

               (ii)  any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property;

              (iii)  any condition or occurrence on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such Vessel or property under any Environmental Law; and

              (iv)  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

    All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Subsidiary's response thereto. In addition, the Borrower will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

            (i)    Other Information.    From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

          8.02    Books, Records and Inspections.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Borrower.

          8.03    Maintenance of Property; Insurance.    The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels and the Second Priority Existing Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule VI to (x) be maintained (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the First Priority Vessel Mortgages and, after the execution and delivery thereof, the Second Priority Existing Vessel Mortgages.

          8.04    Corporate Franchises.    The Borrower will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor or any Subordinated Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.12, (iii) the abandonment by Borrower or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect or (iv) the dissolution of (A) Genmar Kentucky Ltd promptly following the sale of the vessel "M/T Kentucky" and (B) Genmar West Virginia Ltd promptly following the sale of the vessel "M/T West Virginia", in each case as permitted by Section 9.02, so long as the proceeds from each such dissolution are applied in accordance with the Existing Credit Agreements and Section 4.02.

          8.05    Compliance with Statutes, etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.06    Compliance with Environmental Laws.    (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Vessel or property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Vessel or property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Vessel or property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

            (b)   At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the Borrower's sole cost and expense, an environmental assessment of any Vessel by such Vessel's classification society (to the extent such classification society is listed on Schedule X hereto) or another internationally recognized classification society acceptable to the Administrative Agent. If said classification society, in its assessment, indicates that such Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Borrower, any of its Subsidiaries or any such Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower's expense.

          8.07    ERISA.    As soon as reasonably possible and, in any event, within ten (10) days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Borrower or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Upon request, the Borrower will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower, such Subsidiary or such ERISA Affiliate, as applicable.

          8.08    End of Fiscal Years; Fiscal Quarters.    The Borrower shall cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries' fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          8.09    Performance of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents, the Documents (as defined in each of the Existing Credit Agreements as in effect on the date hereof) and the Senior Note Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.10    Payment of Taxes.    The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(a)(i), provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          8.11    Further Assurances.    (a) The Borrower, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Borrower or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages, and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

            (b)   The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law. The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

            (c)   To the extent that any Vessel Acquisition is made by a Subsidiary of the Borrower which is not a Credit Party at the time of such acquisition (and which has not otherwise executed and delivered the documents described below in this Section 8.11(c)), the Borrower shall cause such Subsidiary (and any Subsidiary which directly owns the stock of such Subsidiary to the extent not a Credit Party) to execute and deliver to the Administrative Agent a counterpart of (x) the First Priority Pledge Agreement (including any supplemental agreement required to give effect to such security interests purported to be created by the First Priority Pledge Agreement under applicable local law), the Subsidiaries Guaranty, Primary Assignment of Earnings, Primary Assignment of Insurances and the appropriate First Priority Vessel Mortgage(s) and (y) on or after the SPTL Initial Borrowing Date, the Subordinated Subsidiaries Guaranty, the Second Priority Pledge Agreement (including any supplemental agreement required to give effect to such security interests purported to be created by the Second Priority Pledge Agreement under applicable local law), Second Priority Assignment of Earnings and the Second Priority Assignment of Insurances and the appropriate Second Priority Existing Vessel Mortgage(s), together (in respect to each of preceding clauses (x) and (y)) with all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer's certificates) as such Subsidiary would have been required to deliver pursuant to Sections 5.01, 5.02 and 5.03 of this Agreement had such Subsidiary been a Credit Party and such Vessel Acquisition been consummated on the SPTL Initial Borrowing Date.

          8.12    Deposit of Earnings.    Each Credit Party shall cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Primary Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time. Without limiting any Credit Party's obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Primary Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time.

          8.13    Ownership of Subsidiaries.    (a) The Borrower shall at all times directly or indirectly own 100% of the capital stock or other equity interests of each of its Subsidiaries.

            (b)   The Borrower shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.

        SECTION 9.    Negative Covenants.    The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitments have terminated and the Loans and Notes, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:

          9.01    Liens.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Primary Collateral, whether now owned or hereafter acquired, or sell any such Primary Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Primary Collateral (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01(a) shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

                (i)  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

               (ii)  Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Primary Collateral and do not materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Primary Collateral subject to any such Lien;

              (iii)  Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

              (iv)  Permitted Encumbrances;

               (v)  Liens created pursuant to the Security Documents;

              (vi)  Liens arising out of judgments, awards, decrees or attachments with respect to which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

             (vii)  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000; and

            (viii)  Liens in respect of seamen's wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective First Priority Vessel Mortgages.

  In connection with the granting of Liens described above in this Section 9.01(a) by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

            (b)   Notwithstanding Section 9.01(a), until the occurrence of the Facility Reduction Date, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any the assets or property (whether tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such assets or property subject to an understanding or agreement, contingent or otherwise, to repurchase such assets or property (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided, that the provisions of this Section 9.01(b) shall not prevent the creation, incurrence, assumption or existence of the Liens described in clauses (i) through (viii) of Section 9.01(a) and Liens permitted by Section 9.01(c).

            (c)   Without the prior written consent of the Required Second Priority Term Loan Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Secondary Collateral, whether now owned or hereafter acquired, or sell any such Secondary Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Secondary Collateral (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, other than Liens in respect of the Secondary Collateral created pursuant to the Existing Credit Agreements (as in effect on the date hereof) (and the security documentation and mortgages related thereto) and pursuant to the Credit Documents.

          9.02    Consolidation, Merger, Sale of Assets, etc.    (a) The Borrower will not, and will not permit any Subsidiary Guarantor or Subordinated Subsidiary Guarantor to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:

                (i)  the Borrower and each of its Subsidiaries may sell, lease or otherwise dispose of any Mortgaged Vessels, provided that (w) such sale is made at fair market value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered at the time of such sale to the Administrative Agent by the

      Borrower), (x) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower, or the respective Subsidiary Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, (y) the Net Cash Proceeds of such sale or other disposition shall be applied as required by Section 4.02(c) to repay outstanding Loans, and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate, certified by the senior financial officer of the Borrower, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) with each of the covenants set forth in Sections 9.07 through 9.11, inclusive, for the most recently ended Test Period (or at the time of such sale, as applicable) and projected compliance with such covenants for the one year period following such Collateral Disposition, in each case setting forth the calculations required to make such determination in reasonable detail;

               (ii)  the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

              (iii)  (A) any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into any other Subsidiary Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent, (B) any Subordinated Subsidiary Guarantor (other than any Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets from any other Subordinated Subsidiary Guarantor (other than any Subsidiary Guarantor) or any Subordinated Subsidiary Guarantor (other than any Subsidiary Guarantor) may be merged into any other Subordinated Subsidiary Guarantor (other than any Subsidiary Guarantor), and (C) any other Subsidiary of the Borrower (other than a Subordinated Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets any other Subsidiary of the Borrower, or any other Subsidiary of the Borrower (other than a Subordinated Subsidiary Guarantor) may be merged into any other Subsidiary of the Borrower, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent;

              (iv)  the Borrower and its Subsidiaries may convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) any of the Secondary Collateral, or enter into any sale-leaseback transactions involving any of the Secondary Collateral (or agree to do so at any future time) as permitted under the Existing Credit Agreements (as in effect on the date hereof); and

               (v)  the Borrower and its Subsidiaries may sell the Second Priority Existing Mortgaged Vessels known as (x) "M/T Kentucky" in accordance with the Memorandum of Agreement, dated as of February 27, 2003, among Genmar Kentucky Ltd and Head Investments Pte Ltd. (as in effect on the date hereof) and (y) "M/T West Virginia", in accordance with a memorandum of agreement (or other sale documentation) reasonably satisfactory to the Lead Arrangers for a purchase price reasonably satisfactory to the Lead Arrangers, so long as the sale proceeds thereof are applied in accordance herewith and with the Existing Credit Agreements.

  To the extent the Required Lenders waive the provisions of this Section 9.02(a) with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02(a), such Collateral (unless sold to the Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

            (b)   Notwithstanding Section 9.02(a), until the occurrence of the Facility Reduction Date, the Borrower will not, and will not permit any Subsidiary Guarantor or Subordinated Subsidiary Guarantor to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transaction involving any of the Collateral (or agree to do so at any future time), except that:

                (i)  the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale); and

               (ii)  the Borrower and its Subsidiaries may sell the Second Priority Existing Mortgaged Vessels known as (x) "M/T Kentucky" in accordance with the Memorandum of Agreement, dated as of February 27, 2003, among Genmar Kentucky Ltd and Head Investments Pte Ltd. (as in effect on the date hereof) and (y) "M/T West Virginia", in accordance with a memorandum of agreement (or other sale documentation) reasonably satisfactory to the Lead Arrangers for a purchase price reasonably satisfactory to the Lead Arrangers, so long as the sale proceeds thereof are applied in accordance herewith and with the Existing Credit Agreements.

          9.03    Dividends.    The Borrower shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

                (i)  (x) any Subsidiary of the Borrower which is not a Subsidiary Guarantor may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (y) any Subsidiary Guarantor may pay Dividends to the Borrower or any other Subsidiary Guarantor and (z) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the

      Borrower, such Subsidiary may pay cash dividends to its shareholders generally so long as the Borrower and/or its respective Subsidiaries which own equity interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary); and

               (ii)  so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may repurchase its outstanding equity interests (or options to purchase such equity) theretofore held by the respective employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Borrower or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Borrower shall not exceed $1,000,000 in any fiscal year of the Borrower.

          9.04    Indebtedness.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred pursuant to this Agreement, the other Credit Documents and the Existing Credit Agreements pursuant to the commitments thereunder in effect on the Effective Date) which would cause any Default or Event of Default, either on a pro forma basis for the most recently ended Test Period (or at the time of such incurrence, as applicable), or on a projected basis for the one year period following such incurrence, with each of the covenants set forth in Sections 9.07 through 9.11, inclusive; provided that, in the event any Indebtedness to be incurred by the Borrower or any of its Subsidiaries in a single issuance or transaction or series of related issuances or transactions will exceed $10,000,000, the Borrower shall have delivered to the Administrative Agent an officer's certificate, certified by the senior financial officer of the Borrower, demonstrating compliance with the preceding provisions of this Section 9.04 and setting forth the calculations required to make such determination for the most recently ended Test Period in reasonable detail.

            (b)   Notwithstanding anything to the contrary set forth above in this Section 9.04, (x) no Subsidiary Guarantor shall incur any Indebtedness for borrowed money (including contingent liabilities in respect thereof), without the prior written consent of the Required First Priority Term Loan Lenders (and, for the avoidance of doubt, this clause (x) shall override the immediately succeeding clause (y) in respect of Subordinated Subsidiary Guarantors which are also Subsidiary Guarantors) except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (ii) guaranties provided pursuant to the Senior Note Guaranty and (iii) intercompany Indebtedness permitted pursuant to Section 9.05(iii) and (y) to the extent that any Second Priority Term Loan remains outstanding (and/or any Second Priority Term Loan Commitment has not terminated), no Subordinated Subsidiary Guarantor without the prior written consent of the Required Second Priority Term Loan Lenders shall incur any Indebtedness for borrowed money (including contingent liabilities in respect thereof), except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (ii) intercompany Indebtedness permitted pursuant to Section 9.05(iii), (iii) Indebtedness incurred pursuant to each of the Existing Credit Agreements and the other Credit Documents (as defined, respectively, under each of the Existing Credit Agreements), (iv) intercompany Indebtedness permitted pursuant to Section 9.05(iii) of each of the Existing Credit Agreements and (v) guaranties provided pursuant to the Senior Note Guaranty.

            (c)   Notwithstanding anything to the contrary set forth in Section 9.04(a), until the occurrence of the Facility Reduction Date, the Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur or assume any Indebtedness, except that the following shall be permitted:

                (i)  Indebtedness incurred pursuant to this Agreement and the other Credit Documents and pursuant to Interest Rate Protection Agreements and Other Hedging Agreements entered into by the Borrower in respect to outstanding First Priority Term Loans (and/or First Priority Term Loan Commitments);

               (ii)  Indebtedness incurred pursuant to the Existing Credit Agreements, provided, that such Indebtedness shall not exceed $353,197,533 in aggregate principal amount at any time outstanding; and

              (iii)  Indebtedness incurred pursuant to the Senior Notes and the Senior Note Guaranty.

          9.05    Advances, Investments and Loans.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock, or make any capital contribution to any other Person (each of the foregoing an "Investment" and, collectively, "Investments") except that the following shall be permitted:

                (i)  the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them;

               (ii)  so long as no Event of Default exists or would result therefrom, the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to its employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

              (iii)  the Subsidiary Guarantors may make intercompany loans and advances to the Borrower and between or among one another, and Subsidiaries of the Borrower other than the Subsidiary Guarantors may make intercompany loans and advances to the Borrower or any other Subsidiary of the Borrower, in each case so long as all such Indebtedness of any Credit Party shall be expressly subordinated to the payment of the Obligations;

              (iv)  the Borrower and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

               (v)  the Borrower may make Investments in the Subsidiary Guarantors and, so long as no Event of Default exists and is continuing, the Borrower may make Investments in its other Wholly-Owned Subsidiaries so long as management of the Borrower in good faith believe that, after giving effect to such Investment, the Borrower shall be able to meet its payment obligations in respect of this Agreement; and

              (vi)  Investments existing on the Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof.

            (b)   Notwithstanding anything to the contrary set forth in Section 9.05(a), until the occurrence of the Facility Reduction Date, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock, or make any capital contribution to any other Person except that Investments specified in clauses (i), (iii), (iv), (v) (to the extent such Investments are made in Subsidiary Guarantors or Subordinated Subsidiary Guarantors) and (vi) in Section 9.05(a) shall be permitted.

          9.06    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than in the ordinary course of business and on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that:

                (i)  Dividends may be paid to the extent provided in Section 9.03;

               (ii)  loans and Investments may be made and other transactions may be entered into between the Borrower and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

              (iii)  the Borrower may pay customary director's fees;

              (iv)  the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and

               (v)  the Borrower and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Borrower in the ordinary course of business.

          9.07    Consolidated Interest Coverage Ratio.    The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period, in each case taken as one accounting period, ended on the last day of any fiscal quarter of the Borrower to be less than 2.50:1.00.

          9.08    Minimum Consolidated Working Capital Ratio.    The Borrower will not permit its Consolidated Working Capital Ratio on the last day of any fiscal quarter of the Borrower to be less than 1.50:1.00.

          9.09    Maximum Leverage Ratio.    The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter of the Borrower (x) ended prior to January 1, 2005, to be greater than 0.65:1.00 and (y) ended after January 1, 2005, to be greater than 0.60:1.00.

          9.10    Minimum Consolidated Net Worth.    The Borrower will not permit its Consolidated Net Worth at any time to be less than the Applicable Minimum Net Worth Amount at such time.

          9.11    Collateral Maintenance.    The Borrower will not permit the sum of the fair market value of all Mortgaged Vessels owned by the Borrower and its Subsidiaries which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the "Aggregate Mortgaged Vessel Value"), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 8.01(c), (x) for the period from the Effective Date to and excluding the third anniversary thereof, to equal less than 130% of the aggregate principal amount of outstanding First Priority Term Loans and (y) for the period from the third anniversary of the Effective Date and thereafter, to equal less than 140% of the aggregate principal amount of outstanding First Priority Term Loans; provided that, so long as any default in respect of this Section 9.11 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default so long as within 63 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such repayments of First Priority Term Loans in an amount sufficient to cure such default (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.11 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

          9.12    Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Prohibited Repayments of Certain Debt; etc.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify, or permit the amendment or modification of any Vessel Acquisition Document except for amendments or modifications which are not in any way materially adverse to the interests of the Lenders.

            (b)   The Borrower will not, and will not permit any Subsidiary Guarantor or any Subordinated Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests) (including any Shareholders' Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

            (c)   The Borrower will not, and will not permit any Subsidiary to, amend or modify, or permit the amendment or modification of, any provision of any Senior Note Document.

            (d)   The Borrower will not make (or give any notice in respect of) any voluntary or optional payment (excluding, for avoidance of doubt, any payment of regularly accruing interest on any Senior Notes) or optional prepayment on or optional redemption, optional repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) of any Senior Notes, except that the Borrower may, on or after the Facility Reduction Date, make a voluntary or optional prepayment on the Senior Notes, so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) (x) in an aggregate principal amount not to exceed 10% of the initial aggregate principal amount of the Senior Notes and (y) an additional aggregate principal amount not to exceed 10% of the initial aggregate principal amount of the Senior Notes provided that (A) prior to (and after giving effect to such prepayment) the Leverage Ratio for the Borrower shall be less than 0.45:1.00 and (B) the senior implied rating for the Borrower (with stable outlook) is no less than "BB" from S&P and "Ba3" from Moody's.

          Notwithstanding the foregoing provisions of this Section 9.12, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor or any Subordinated Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that such Subsidiary Guarantor or any Subordinated Subsidiary Guarantor, as the case may be, shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor or any Subordinated Subsidiary Guarantor, as the case may be, to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor or any Subordinated Subsidiary Guarantor, as the case may be, shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.

          9.13    Limitation on Certain Restrictions on Subsidiaries.    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of the Borrower's Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Credit Documents and the Existing Credit Agreements (as in effect on the date hereof), (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (v) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto and (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Effective Date in accordance with the provisions of this Agreement.

          9.14    Limitation on Issuance of Capital Stock.    (a) The Borrower will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.

            (b)   The Borrower will not permit any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law. All capital stock of any Subsidiary Guarantor issued in accordance with this Section 9.14(b) shall be delivered to the Collateral Agent pursuant to the First Priority Pledge Agreement.

          9.15    Business.    The Borrower and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Effective Date and activities directly related thereto, and similar or related businesses.

          9.16    Capital Expenditures.    The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures until the occurrence of the Facility Reduction Date, except that the Borrower and its Subsidiaries may make such Capital Expenditures as are necessary to (x) consummate the Vessel Acquisitions, (y) maintain the Mortgaged Vessels (to the extent then acquired by the Borrower and its Subsidiaries) and the Second Priority Existing Mortgaged Vessels in the ordinary course of business in accordance with past practice; provided, however, that in no event shall such Capital Expenditures made pursuant to this clause (y) exceed $5,000,000 during any fiscal quarter of the Borrower and (z) the Borrower and its Subsidiaries may make Capital Expenditures with the amount of net insurance proceeds received by the respective such Person from any insurance loss or other insured event (other than from any Event of Loss) so long as such net insurance proceeds are used to replace or restore any properties or assets in respect of which such net insurance proceeds were paid within 12 months following the date of receipt of such net insurance proceeds from such Event of Loss, but only to the extent that such net insurance proceeds are not otherwise required to be applied to repay Loans pursuant to Section 4.02(b).

        SECTION 10.    Events of Default.    Upon the occurrence of any of the following specified events (each an "Event of Default"):

          10.01    Payments.    The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or

          10.02    Representations, etc.    Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03    Covenants.    Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

          10.04    Default Under Other Agreements.    (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

          10.05    Bankruptcy, etc.    The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06    ERISA.    (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

          10.07    Security Documents.    At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any "event of default" (as defined in any First Priority Vessel Mortgage or Second Priority Existing Vessel Mortgage) shall occur in respect of any First Priority Vessel Mortgage or Second Priority Existing Vessel Mortgage, as the case may be; or

          10.08    Subsidiaries Guaranty.    After the execution and delivery thereof, the Subsidiaries Guaranty or Subordinated Subsidiaries Guaranty, or any provision thereof, shall cease to be in full force or effect as to the relevant Subsidiary Guarantor or Subordinated Subsidiary Guarantor, as the case may be (unless such Subsidiary Guarantor or Subordinated Subsidiary Guarantor, as the case may be, is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Subsidiary Guarantor or Subordinated Subsidiary Guarantor, as the case may be (or Person acting by or on behalf of such Subsidiary Guarantor or Subordinated Subsidiary Guarantor, as the case may be) shall deny or disaffirm such Subsidiary Guarantor's or Subordinated Subsidiary Guarantor's, as the case may be) obligations under the Subsidiaries Guaranty or Subordinated Subsidiary Guaranty, as the case may be, or any Subsidiary Guarantor or Subordinated Subsidiary Guarantor, as the case may be, shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty or Subordinated Subsidiaries Guaranty, as the case may be, beyond any grace period (if any) provided therefor; or

          10.09    Judgments.    One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or

          10.10    Change of Control.    A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required First Priority Term Loan Lenders (or, in the event of an Event of Default under Section 10.01 in respect to the Second Priority Term Loans, the Required Second Priority Term Loan Lenders shall be entitled to accelerate only the Second Priority Term Loans), shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

        SECTION 11.    Definitions and Accounting Terms.

          11.01    Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired Vessels" shall have the meaning provided in Section 5.02(d)(i).

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

          "Affiliate" shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor the Co-Arrangers, nor the Joint Bookrunners, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

          "Agents" shall have the meaning provided in Section 13.01.

          "Aggregate Mortgaged Vessel Value" shall have the meaning set forth in Section 9.11.

          "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

          "Applicable Margin" shall mean a percentage per annum equal to, in the case of (a) Second Priority Term Loans, 3.50%, provided that the Applicable Margin for Second Priority Term Loans shall be increased by 1.00% (calculated on an accretive basis) on each Commitment Termination Recurring Date and (b) First Priority Term Loans, (x) at any time that the immediately succeeding clause (y) does not apply, 1.625% or (y) on or after the Commitment Termination Date up to and including the Facility Reduction Date, 1.875%.

          "Applicable Minimum Net Worth Amount" shall mean, at any time of determination thereof, an amount equal to the sum of $385,308,800, plus 50% of Consolidated Net Income (to the extent positive) for each fiscal quarter of the Borrower ended after December 31, 2002, plus 100% of the Net Cash Proceeds from any issuance or sale of equity of the Borrower or any of its Subsidiaries after December 31, 2002 (except, in the case of such Subsidiaries, any sale of such equity to the Borrower or another Subsidiary permitted hereunder).

          "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

          "Bailment Agreement" shall have the meaning provided in Section 5.02(f).

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Base Rate" shall mean for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus 1/2 of 1% per annum.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the borrowing of Loans of a single Tranche from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments of the respective Tranche on a given date having the same Interest Period. It is understood that there may be more than one Borrowing outstanding pursuant to a given Tranche.

          "Borrowing Date" shall mean each FPTL Borrowing Date and SPTL Borrowing Date, as applicable.

          "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

          "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

          "Cash Operating Expenses" shall mean, for the Borrower and its Subsidiaries, the sum of (x) direct vessel operating expenses (including, without limitation, expenses on crew, provisions, deck and engine stores, lubricating oil, insurance, maintenance, repairs, surveys and drydocks), (y) general and administrative expenses and (z) expenses primarily consisting of port, canal, commissions and fuel costs that are unique to a particular voyage, which otherwise would be customarily paid by a charterer under a time charter contract (and which have otherwise not been paid by any Person, other than the Borrower and its Subsidiaries (or any Person on their behalf)), minus non-cash expenses included in clauses (x), (y) and (z) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

          "Change of Control" shall mean (i) the Borrower shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of each Subsidiary Guarantor and each Subordinated Subsidiary Guarantor, (ii) the sale, lease or transfer of all or substantially all of the Borrower's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Borrower, (iv) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Permitted Holders shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic equity interests of the Borrower, (v) the replacement of a majority of the directors on the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vi) a "change of control" or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Borrower or any of its Subsidiaries (or the documentation governing the same).

          "Co-Arrangers" shall have the meaning provided in the first paragraph of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean the Primary Collateral and the Secondary Collateral.

          "Collateral Agent" shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

          "Collateral Disposition" shall mean (i) the sale, lease, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor of any Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel.

          "Collateral Enforcement Action" shall mean any or all of the following: (i) application of funds in the Pledged Accounts (as defined in the applicable Security Documents) to the payment of Obligations; (ii) exercising of any power of sale or other remedies granted by any of the Security Documents; (iii) exercising any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the

  Collateral; (iv) exercising all other rights and remedies with respect to the Collateral, including those set forth in Section 9-607 of the UCC; (v) taking any Foreclosure Action; (vi) proceeding to protect and enforce the rights of the Secured Creditors under the Security Documents by sale pursuant to judicial proceedings or by a proceeding in equity or at law or otherwise, whether for the enforcement of the security interests created under or pursuant to any Security Document or for the enforcement of any other legal, equitable or other remedy; (vii) exercising in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to the Secured Creditors, to the extent permitted by applicable laws, of all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and the laws of any jurisdiction in which the Collateral is located; (viii) charging, exercising setoff rights or otherwise applying all or any part of the Obligations against any funds held with respect to the Collateral or in any other deposit account of the Borrower; and (ix) taking any other action similar to the foregoing in respect to the Collateral permitted by applicable laws.

          "Commitment" shall mean any of the commitments of any Lender, i.e., including its First Priority Term Loan Commitment (if any) and Second Priority Term Loan Commitment (if any).

          "Commitment Commission" shall mean and include any FPTL Commitment Commission and any SPTL Commitment Commission, as applicable.

          "Commitment Termination Date" shall mean the earlier of (i) the date on which each Vessel listed on Part A of Schedule III has been acquired pursuant to a Vessel Acquisition and (ii) May 15, 2003.

          "Commitment Termination Recurring Date" shall mean the date occurring three calendar months after the Commitment Termination Date and each date occurring at successive intervals of three calendar months thereafter.

          "Concentration Account" shall have the meaning provided in the First Priority Pledge Agreement.

          "Consolidated Current Assets" shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

          "Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time determined in accordance with GAAP, minus the current portion of any long-term Indebtedness of the Borrower and its Subsidiaries to the extent otherwise included therein.

          "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income for such period, before interest expense and provision for taxes based on income and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.

          "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Borrower or any Wholly-Owned Subsidiary of the Borrower to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.

          "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

          "Consolidated Interest Expense" shall mean, for any period, (i) the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period, minus (ii) cash interest income of the Borrower and its Subsidiaries for such period and the amortization of any deferred financing costs incurred in connection with the Transaction to the extent otherwise included in the calculations thereof.

          "Consolidated Net Income" shall mean, for any period, the consolidated net after tax income of the Borrower and its Subsidiaries determined in accordance with GAAP.

          "Consolidated Net Worth" shall mean, with respect to any person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

          "Consolidated Total Capitalization" shall mean, at any time of determination, the sum of Consolidated Indebtedness at such time and Consolidated Net Worth at such time.

          "Consolidated Working Capital" shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

          "Consolidated Working Capital Ratio" shall mean, at any time of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Credit Documents" shall mean this Agreement, each Note, each Security Document, the Subordinated Subsidiaries Guaranty, the Subsidiaries Guaranty, the Intercreditor Agreement and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

          "Credit Event" shall mean the making of any Loan.

          "Credit Party" shall mean the Borrower, each Subordinated Subsidiary Guarantor, each Subsidiary Guarantor, and any other Subsidiary of the Borrower which at any time executes and delivers any Credit Document.

          "Debt Agreements" shall have the meaning provided in Section 5.01(e).

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

          "Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or members or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

          "Documents" shall mean the Credit Documents and the Vessel Acquisition Documents.

          "Dollars" and the sign "$" shall each mean lawful money of the United States.

          "Effective Date" shall have the meaning provided in Section 5.01.

          "Eligible Transferee" shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other "accredited investor" (as defined in Regulation D of the Securities Act).

          "Employment Agreements" shall have the meaning provided in Section 5.01(e).

          "Enforcement Action" means any of the following: (a) any acceleration of all or any part of the Subordinated Second Priority Term Loan Indebtedness; (b) commencement of any Proceeding with respect to any of the Borrower or any of its Subsidiaries (including, without limitation, any proceeding or other action contemplated by Section 10.05); (c) initiation of any suit or action, including any Proceeding, against or with respect to any of the Borrower or any of its Subsidiaries or other Person to enforce payment of or to collect the whole or any part of the Subordinated Second Priority Term Loan Indebtedness, or to enforce any other rights, powers, privileges or remedies under the Credit Documents; (d) the taking of any action under the provisions of any State or federal law, including, without limitation, the Bankruptcy Code or the UCC, to enforce, foreclose upon, take possession of, sell, or cause the sale of any Property of the Borrower or any of its Subsidiaries or any other Person on account of all or any part of the Subordinated Second Priority Term Loan Indebtedness, including, without limitation, any Collateral; (e) the exercising of any banker's lien or rights of set-off or recoupment with respect to all or any part of the Subordinated Second Priority Term Loan Indebtedness; or (f) any Collateral Enforcement Action.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

          "Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

          "Equity Interests" of any Person shall mean any and all shares, interest, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions dated August 1985)), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that the

  Eurodollar Rate for the initial Interest Period (which is recognized as a period less than a calendar quarter) will be quoted by the Administrative Agent recognizing that the days in this initial Interest Period will be the actual number from the applicable Borrowing Date to and including April 30, 2003 and calculated by reference to a rate interpolated, as necessary, between the rate of interest for the next shortest customarily quoted period by prime banks in the London interbank Eurodollar market and the rate of interest for the next longest customarily quoted period by prime banks in the London interbank Eurodollar market.

          "Event of Default" shall have the meaning provided in Section 10.

          "Event of Loss" shall mean any of the following events: (x) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

          "Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of (i) Net Voyage Revenues for such period and (ii) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) Cash Operating Expenses for such period, (ii) Consolidated Interest Expense for such period, (iii) Scheduled Repayments pursuant to Section 4.02(a) and required scheduled amortization payments required to be made under the Existing Credit Agreements during such period and (iv) the increase, if any, in Consolidated Working Capital from the first day to the last day of such period; provided, however, that for the purposes of clause (b)(iii) of this definition of "Excess Cash Flow", mandatory repayments under the Existing Credit Agreements shall at all times, and from time to time, be deemed not to exceed the mandatory repayments required to be made thereunder as expressly provided for respectively thereunder as of the date hereof.

          "Excess Cash Flow Payment Date" shall mean, with respect to each fiscal quarter of the Borrower (including, without limitation, the fourth quarter in any fiscal year), any one date on or after the delivery of the financial statements by the Borrower required pursuant to Section 8.01(a) and 8.01(b) (accompanied by the officer's certificate required to be delivered pursuant to Section 8.01(e)(i) setting forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period), but in no event shall the Excess Cash Flow Payment Date in respect of any fiscal quarter of the Borrower occur after 50 days (in respect to the first three fiscal quarters in any fiscal year of the Borrower) and 95 days (in respect to the fourth fiscal quarter in any fiscal year of the Borrower) after the last day of the Excess Cash Flow Payment Period then ended. The first Excess Cash Flow Payment Date shall be in respect of the fiscal quarter ended June 30, 2003.

          "Excess Cash Flow Payment Period" shall mean, with respect to the repayment required on an Excess Cash Flow Payment Date, the immediately preceding fiscal quarter of the Borrower.

          "Existing Credit Agreements" shall mean (x) the $300MM Existing Credit Agreement and (y) the $165MM Existing Credit Agreement.

          "Existing Indebtedness" shall have the meaning provided in Section 7.21.

          "Facility Reduction Date" shall mean the first date after the Commitment Termination Date on which both of the following events shall have occurred (i) the sum of (x) the aggregate principal amount of First Priority Term Loans which have been repaid prior to such date other than by Scheduled Repayments pursuant to Section 4.02(a) and (y) the aggregate amount of reductions to the Total First Priority Term Loan Commitment pursuant to Section 4.02(d) prior to such date shall equal or exceed the First Priority Term Loan Reduction Amount and (ii) no Second Priority Term Loan shall be outstanding.

          "Federal Funds Rate" shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

          "First Priority Pledge Agreement" shall have the meaning provided in Section 5.01(h).

          "First Priority Pledge Agreement Collateral" shall mean all "Collateral" as defined in the First Priority Pledge Agreement.

          "First Priority Term Loan" shall have the meaning provided in Section 1.01(a).

          "First Priority Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I hereto directly below the column entitled "First Priority Term Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 14.04.

          "First Priority Term Loan Drawdown Amount" shall mean, in the case of any Vessel Acquisition, the amount set forth on Schedule XII opposite the respective vessel being acquired under the heading "First Priority Term Loan Drawdown Amount", which amount represents the maximum amount of First Priority Term Loans that may be incurred to finance such Vessel Acquisition.

          "First Priority Term Loan Maturity Date" shall mean the date occurring on the five year anniversary of the Effective Date.

          "First Priority Term Loan Payment Default" means a default in the payment of any principal of or premium, if any, or interest on, commitment or other similar customary fees or other commercial credits in respect of any outstanding Senior First Priority Term Loan Indebtedness (or, in the case of Senior First Priority Term Loan Indebtedness under Interest Rate Protection Agreements only, net payment obligations owing under such agreements) when the same becomes due and payable in accordance with the terms of the Senior First Priority Term Loan Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise and after the expiration of any applicable grace period (including, without limitation, pursuant to Section 10.01 of this Agreement).

          "First Priority Term Loan Reduction Amount" shall mean $75,000,000.

          "First Priority Term Note" shall have the meaning provided in Section 1.05(a).

          "First Priority Vessel Mortgages" shall have the meaning set forth in Section 5.03(d)(i).

          "Foreclosure Action" shall mean the selling of any of the Collateral either as an entirety or, if permitted by applicable laws, in parcels at a public or private sale at such place and at such time as the Required First Priority Term Loan Lenders (or, at such time as the Senior First Priority Term Loan Indebtedness has been paid in full in cash or Cash Equivalents, the Required Second Priority Term Loan Lenders) may specify or may be required by applicable laws.

          "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" shall mean any Subsidiary of the Borrower which is not incorporated, or formed under the laws of, the United States or any State or territory thereof.

          "FPTL Borrowing Date" shall mean the FPTL Initial Borrowing Date and each date on or after the FPTL Initial Borrowing Date and prior to the Commitment Termination Date on which any Vessel Acquisition is consummated in accordance with the applicable Vessel Acquisition Documents.

          "FPTL Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "FPTL Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Borrowing of First Priority Term Loans hereunder occurs.

          "GAAP" shall have the meaning provided in Section 14.07(a).

          "Hazardous Materials" shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

          "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

          "Intercreditor Agreement" shall have the meaning provided in Section 5.02(g).

          "Intercreditor Party" shall mean each Existing Senior Agent, the New Agent, each Subordinated Creditor and each Senior Creditor, each as respectively defined in the Intercreditor Agreement.

          "Interest Determination Date" shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

          "Interest Period" shall have the meaning provided in Section 1.08.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

          "Investments" shall have the meaning provided in Section 9.05.

          "Joint Bookrunners" shall have the meaning provided in the first paragraph of this Agreement.

          "Joint Lead Arrangers" shall have the meaning provided in the first paragraph of this Agreement.

          "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Lender" shall mean each financial institution listed on Schedule I, as well as any Person which becomes a "Lender" hereunder pursuant to 14.04(b).

          "Lender Default" shall mean (i) the refusal (which has not been retracted) or other failure of a Lender to make available its portion of any Borrowing required to be made in accordance with the terms of this Agreement as then in effect or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01(a) or (b).

          "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated Total Capitalization on such date.

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Liquidity" shall mean at any time, the sum of (x) the cash and Cash Equivalents held by the Borrower and its Subsidiaries at such time and (y) unutilized revolving loan commitments available at such time (without restriction of any kind whatsoever) to the Borrower and its Subsidiaries. The determination of Liquidity shall not take into account any prepayments made to any Person other than such prepayments as are consistent with past practice of the Borrower and its Subsidiaries and made in the ordinary course of business.

          "Loan" shall mean each First Priority Term Loan and each Second Priority Term Loan.

          "Management Agreements" shall have the meaning provided in Section 5.01(e).

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the Transaction or the business, property, assets, liabilities, condition (financial or otherwise) or prospects (x) of the Vessels listed on Part A to Schedule III hereto or (y) the Borrower, the Subordinated Subsidiary Guarantors and the Subsidiary Guarantors taken as a whole.

          "Maturity Date" shall mean, with respect to any Tranche of Loans, the First Priority Term Loan Maturity Date or the Second Priority Term Loan Maturity Date, as the case may be.

          "Moody's" shall have the meaning provided in Section 5.01(l).

          "Mortgaged Vessels" shall have the meaning provided in Section 5.03(d)(i).

          "Multiemployer Plan" shall mean a Plan which is defined in Section 3(37) of ERISA.

          "NAIC" shall mean the National Association of Insurance Commissioners (and its successors from time to time).

          "Net Cash Proceeds" shall mean, with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition or equity issuance, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Borrower from such Collateral Disposition or equity issuance, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney's fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Borrower or any of its Subsidiaries as a result of such Collateral Disposition.

          "Net Debt Proceeds" shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions, other banking and investment banking fees, attorneys' and accountants' fees, and other customary fees and expenses actually incurred (and paid in cash) in connection therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

          "Net Equity Proceeds" shall mean, with respect to each issuance or sale of any Equity Interests by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions, other banking and investment banking fees, attorneys' and accountants' fees, and other customary fees and expenses actually incurred (and paid in cash) in connection therewith received by such Person from the respective sale or issuance of its Equity Interests or from the respective capital contribution.

          "Net Voyage Revenues" shall mean, for the Borrower and its Subsidiaries, revenues generated from voyage charters and time charters.

          "Net Worth" shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders' equity, but excluding any treasury stock.

          "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

          "Note" shall mean each First Priority Term Note and each Second Priority Term Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03.

          "Notice Office" shall mean the office of the Administrative Agent located at 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081 (with all notices to the Notice Office to be copied to: Richard C. Smith, 270 Park Avenue, 5th Floor, New York, New York

  10017), or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

          "$165MM Credit Agreement" shall mean the Credit Agreement dated as of June 27, 2001, among the Borrower, various lenders and Nordea Bank Norge ASA, New York Branch (as successor by merger to Christiania Bank og Kreditkasse ASA, New York Branch), as Administrative Agent, Syndication Agent and Joint Lead Arranger, providing for aggregate credit facilities of $165,000,000 (as the same may be amended, supplemented, restated or modified from time to time).

          "OPA" shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

          "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

          "Payment Blockage Period" shall have the meaning provided in Section 12.02(c).

          "Payment Blockage Period Commencement Date" shall have the meaning provided in Section 12.02(c).

          "Payment Blockage Period Termination Date" shall have the meaning provided in Section 12.02(d).

          "Payment Office" shall mean the office of the Administrative Agent located at 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081 (with all notices to the Notice Office to be copied to: Richard C. Smith, 270 Park Avenue, 5th Floor, New York, New York 10017), or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Encumbrance" shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Mortgaged Vessel or any other property of the Borrower or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Mortgaged Vessel or the property subject thereto.

          "Permitted Holders" shall mean (i) Peter Georgiopoulos and any corporation or other entity directly controlled by Peter Georgiopoulos and (ii) Oaktree Capital Management, LLC and any corporation or other entity directly controlled by Oaktree Capital Management, LLC.

          "Permitted Liens" shall have the meaning provided in Section 9.01.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Primary Assignment of Earnings" shall have the meaning provided in Section 5.03(c).

          "Primary Assignment of Insurances" shall have the meaning provided in Section 5.03(c).

          "Primary Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Primary Security Document, including, without limitation, all First Priority Pledge Agreement Collateral, all Primary Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

          "Primary Earnings and Insurance Collateral" shall mean all "Earnings Collateral" and "Insurance Collateral", as the case may be, as defined in the respective Primary Assignment of Earnings and the Primary Assignment of Insurances.

          "Primary Pledged Securities" shall mean "Securities" as defined in the First Priority Pledge Agreement pledged (or required to be pledged) pursuant thereto.

          "Primary Secured Creditors" shall mean the "Secured Creditors" as defined in the Primary Security Documents.

          "Primary Security Documents" shall mean each First Priority Pledge Agreement, each Primary Assignment of Earnings, each Primary Assignment of Insurances and each First Priority Vessel Mortgage.

          "Prime Rate" shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Proceeding" means, with respect to any Person, any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to such person or its Property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding-up of such Person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such Person or (d) other marshaling of the assets of such Person.

          "Projections" shall mean the financial projections of the Borrower and its Subsidiaries, in form reasonably satisfactory to the Lead Arrangers, meeting the requirements of Section 7.05(b) and covering each of the fiscal periods of the Borrower ending after the Effective Date and prior to the First Priority Term Loan Maturity Date.

          "Qualified Preferred Stock" shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the First Priority Term Loan Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than periodic reporting requirements and (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales or all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

          "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Register" shall have the meaning provided in Section 14.17.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Replaced Lender" shall have the meaning provided in Section 1.12.

          "Replacement Lender" shall have the meaning provided in Section 1.12.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

          "Required First Priority Term Loan Lenders" shall mean Lenders, the sum of whose outstanding First Priority Term Loan Commitments and the then principal amount of outstanding First Priority Term Loans at such time represent an amount greater than 50% of the sum of all outstanding First Priority Term Loan Commitments and the then principal amount of outstanding First Priority Term Loans at such time.

          "Required Lenders" shall mean Lenders, the sum of whose outstanding Commitments and the then principal amount of outstanding Loans at such time represent an amount greater than 50% of the sum of all outstanding Commitments and the then principal amount of outstanding Loans at such time.

          "Required Second Priority Term Loan Lenders" shall mean Lenders, the sum of whose outstanding Second Priority Term Loan Commitments and the then principal amount of outstanding Second Priority Term Loans at such time represent an amount greater than 50% of the sum of all outstanding Second Priority Term Loan Commitments and the then principal amount of outstanding Second Priority Term Loans at such time.

          "Returns" shall have the meaning provided in Section 7.09.

          "S&P" shall have the meaning provided in Section 5.01(l).

          "Scheduled Repayment Date" shall have the meaning provided in Section 4.02(a).

          "Scheduled Repayments" shall have the meaning provided in Section 4.02(a).

          "Second Amendment" shall have the meaning provided in Section 5.01(m)(i).

          "Second Priority Assignment of Earnings" shall have the meaning provided in Section 5.02(e).

          "Second Priority Assignment of Insurances" shall have the meaning provided in Section 5.02(e).

          "Second Priority Earnings and Insurance Collateral" shall mean all "Earnings Collateral" and "Insurance Collateral", as the case may be, as defined in the respective Second Priority Assignment of Earnings and the Second Priority Assignment of Insurances.

          "Second Priority Existing Mortgaged Vessel" shall have the meaning provided in Section 5.02(d).

          "Second Priority Existing Vessel Mortgages" shall have the meaning provided in Section 5.02(d).

          "Second Priority Pledge Agreement" shall have the meaning provided in Section 5.02(c).

          "Second Priority Pledge Agreement Collateral" shall mean all "Collateral" as defined the Second Priority Pledge Agreement.

          "Second Priority Pledged Securities" shall mean all "Pledged Securities" as defined the Second Priority Pledge Agreement.

          "Second Priority Term Loan" shall have the meaning provided in Section 1.01(b).

          "Second Priority Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I hereto directly below the column entitled "Second Priority Term Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 14.04(b).

          "Second Priority Term Loan Drawdown Amount" shall mean, in the case of any Vessel Acquisition, the amount set forth on Schedule XII opposite the respective vessel being acquired under the heading "Second Priority Term Loan Drawdown Amount", which amount represents the maximum amount of Second Priority Term Loans that may be incurred to finance such Vessel Acquisition.

          "Second Priority Term Loan Maturity Date" shall mean the date occurring eighteen calendar months after the Effective Date.

          "Second Priority Term Loan Total Repayment Date" shall mean the date on which (x) the principal of all outstanding Second Priority Term Loans, together with all accrued and unpaid interest thereon as of such date, and all accrued and unpaid SPTL Commitment Commission as of such date, shall have been repaid in full in accordance with this Agreement, and (y) the Total Second Priority Term Loan Commitment shall have been terminated.

          "Second Priority Term Note" shall have the meaning provided in Section 1.05(a).

          "Secondary Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Secondary Security Document, including, without limitation, all Second Priority Pledge Agreement Collateral, all Second Priority Earnings and Insurance Collateral, all Second Priority Existing Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

          "Secondary Secured Creditors" shall mean the "Secured Creditors" as defined in the Secondary Security Documents.

          "Secondary Security Documents" shall mean each Second Priority Pledge Agreement, each Second Priority Assignment of Earnings, each Second Priority Assignment of Insurances and each Second Priority Existing Vessel Mortgage.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security Documents" shall mean the Primary Security Documents and the Secondary Security Documents.

          "Senior First Priority Term Loan Indebtedness" shall mean the principal of, premium, if any, interest (including any post default interest and any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all obligations of every nature of the Borrower in respect of the First Priority Term Loans, including, without limitation, obligations to pay principal and interest, fees, expenses and indemnities, in each case whether outstanding on the Effective Date or thereafter incurred.

          "Senior Note Documents" shall mean (i) the Senior Note Indenture and (ii) any related documentation (including, without limitation, (x) the Senior Note Guaranty, (y) a related securities purchase agreement, and (z) any and all other related agreements, certificates and instruments to be executed in respect to the Senior Notes).

          "Senior Note Guaranty" shall mean a guaranty dated as of the date of the Senior Note Indenture among certain Subsidiaries of the Borrower from time to time, as guarantors from time to time in accordance therewith, in favor of the holders of the Senior Notes (or the trustee on behalf of such holders), on terms and conditions satisfactory to the Administrative Agent and the Joint Lead Arrangers (including, without limitation, (i) the guarantors, (ii) the obligations being guaranteed and (iii) the ranking of the guaranty against other Indebtedness of the Subsidiaries of the Borrower).

          "Senior Notes" shall mean the proposed senior unsecured notes in an aggregate principal amount not to exceed $250,000,000, to be issued in accordance with the Senior Notes Indenture; provided that (x) all terms and conditions (and the Senior Note Documents) in connection with the Senior Notes (including, without limitation, amortization, maturities, interest rate, covenants, defaults, remedies, sinking fund provisions, subordination provisions, pay-in-kind provisions and other terms) shall be reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers and the issuance of the Senior Notes shall have been consummated in all material respects in accordance with the terms and conditions of the Senior Note Documents and all applicable laws, (y) the Senior Notes may not be secured by any Lien over any of the assets and property (whether tangible or intangible) of the Borrower and its Subsidiaries and (z) the Administrative Agents and the Joint Lead Arrangers hereby acknowledge that the terms of the Senior Notes described in the preliminary offering memorandum dated March 3, 2003 are satisfactory to each of them.

          "Senior Notes Indenture" shall mean the proposed senior note indenture among the Borrower and the Persons listed therein in respect to the Senior Notes.

          "Service Agreements" shall have the meaning provided in Section 5.01(e).

          "Shareholders' Agreements" shall have the meaning provided in Section 5.01(e).

          "SPTL Borrowing Date" shall mean each date on or after the SPTL Initial Borrowing Date and prior to the Commitment Termination Date on which any Vessel Acquisition is consummated in accordance with the applicable Vessel Acquisition Documents.

          "SPTL Commitment Commission" shall have the meaning provided in Section 3.01(b).

          "SPTL Initial Borrowing Date" shall mean the date which is the earlier of (a), if five or more Vessel Acquisitions are consummated on or prior to March 31, 2003, the day on which the fifth Vessel Acquisition is consummated by the Borrower (provided, if such day is not a Business Day, then the Borrowing Date shall be deemed to be the immediately preceding Business Day) and (b) March 31, 2003.

          "Standstill Period" shall have the meaning provided in Section 12.02(d).

          "Subordinated Second Priority Term Loan Indebtedness" shall mean the principal of, premium, if any, interest (including any post default interest and any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of all obligations of every nature of the Borrower in respect of the Second Priority Term Loans, including, without limitation, obligations to pay principal and interest, fees, expenses and indemnities, in each case whether outstanding on the Effective Date or thereafter incurred.

          "Subordinated Subsidiaries Guaranty" shall have the meaning provided in Section 5.02(b).

          "Subordinated Subsidiary Guarantor" shall mean each direct and indirect Subsidiary of the Borrower which is party to the Subordinated Subsidiaries Guaranty, or which executes a counterpart thereof after the SPTL Initial Borrowing Date.

          "Subsidiaries Guaranty" shall have the meaning provided in Section 5.01(f).

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Subsidiary Guarantor" shall mean each direct and indirect Subsidiary of the Borrower which is party to the Subsidiaries Guaranty, or which executes a counterpart thereof after the Effective Date.

          "Tax Sharing Agreement" shall have the meaning provided in Section 5.01(e).

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Test Period" shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

          "Third Amendment" shall have the meaning provided in Section 5.01(l)(ii).

          "$300MM Existing Credit Agreement" shall mean the Credit Agreement dated as of June 12, 2001, among the Borrower, various lenders and Nordea Bank Norge ASA, New York Branch (as successor by merger to Christiania Bank og Kreditkasse ASA, New York Branch), as Administrative Agent, Syndication Agent and Joint Lead Arranger, providing for aggregate credit facilities of $300,000,000 (as the same may be amended, supplemented, restated or modified from time to time).

          "Total Commitments" shall mean, at any time, the sum of the Commitments of each of the Lenders.

          "Total First Priority Term Loan Commitment" shall mean, at any time, the sum of the First Priority Term Loan Commitments of each of the Lenders at such time.

          "Total Second Priority Term Loan Commitment" shall mean, at any time, the sum of the Second Priority Term Loan Commitments of each of the Lenders at such time.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., First Priority Term Loans and Second Priority Term Loans.

          "Transaction" shall mean the Vessel Acquisitions and the incurrence of all Indebtedness to fund the Vessel Acquisitions under this Agreement.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

          "United States" and "U.S." shall each mean the United States of America.

          "Vessel" shall mean, collectively, all sea going vessels and tankers owned by the Borrower and its Subsidiaries, and, individually, any of such vessels.

          "Vessel Acquisition" shall mean, in each case, the acquisition by the Borrower or any Subsidiary Guarantor of any one or more of the vessels listed on Part A of Schedule III.

          "Vessel Acquisition Documents" shall mean, in the case of any Vessel Acquisition, the documents governing the terms and conditions of such Vessel Acquisition as identified on Schedule XIV hereto (as in effect on the date hereof).

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

        SECTION 12.    Subordination Provisions.

          12.01    Subordinated Second Priority Term Loan Indebtedness subordinated to Senior First Priority Term Loan Indebtedness of the Borrower.    The Borrower and the Lenders covenant and agree that the payment of the Subordinated Second Priority Term Loan Indebtedness by the Borrower shall be subordinated in accordance with the provisions of this Section 12 to the prior payment in full, in cash or Cash Equivalents, of all amounts payable in respect of Senior First Priority Term Loan Indebtedness of the Borrower, whether now outstanding or hereafter created (including, without limitation, any interest accruing subsequent to an event specified in Section 10.05 whether or not such interest is an allowed claim against any Borrower Party (for the purposes of this Section 12, "Borrower Party" shall have the meaning provided in the Form of Intercreditor Agreement)), that the subordination is for the benefit of the holders of Senior First Priority Term Loan Indebtedness of the Borrower, and that each holder of Senior First Priority Term Loan Indebtedness of the Borrower whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior First Priority Term Loan Indebtedness of the Borrower in reliance upon the covenants and provisions contained in this Agreement.

          12.02    Priority and Payment Over of Proceeds in Certain Events.    (a) In the event of any Proceeding involving any Borrower Party, or any sale, transfer or other disposition of all or substantially all of the assets of any Borrower Party:

                (i)  Each holder of the Subordinated Second Priority Term Loan Indebtedness agrees that it will not object to or oppose a sale or other disposition of any Collateral securing all or any part of the Subordinated Second Priority Term Loan Indebtedness free and clear of Liens or other claims of the holders of the Subordinated Second Priority Term Loan Indebtedness under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code or any other law applicable to such proceeding if the relevant Required First Priority Term Loan Lenders have consented to such sale or disposition and the respective interests of the holders of the Subordinated Second Priority Term Loan Indebtedness attach to the proceeds thereof, subject in any event to the provisions hereof. The holders of the Subordinated Second Priority Term Loan Indebtedness agree (x) not to challenge any cash collateral or debtor-in-possession financing requested by the Lead Arrangers, the Collateral Agent, the Administrative Agent or the Required First Priority Term Loan Lenders and (y) to turn over to the Collateral Agent for the pro rata benefit of the holders of the Senior First Priority Term

      Loan Indebtedness any "adequate protection" of their interest in any Collateral that they receive in any Proceeding to the extent necessary to pay the Senior First Priority Term Loan Indebtedness owed to the holders of the Senior First Priority Term Loan Indebtedness and (z) that they will not seek to have the automatic stay lifted with respect to any Collateral, to appoint a Chapter 11 trustee under Section 1104 of the Bankruptcy Code or to convert or dismiss such Proceeding under Section 1112 of the Bankruptcy Code, in each case without the prior written consent of the Lead Arrangers or the Required First Priority Term Loan Lenders; provided, that if the Collateral Agent seeks such aforementioned relief, the Lenders shall join in any such motion or application seeking such relief.

               (ii)  Each of the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Lenders and the Borrower Parties agree not to, directly or indirectly, take any action or vote in any way that would be in violation of, or inconsistent with, or result in a breach of, this Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of any Lien held by the Collateral Agent or the Lenders, as the case may be, to secure the payment, performance or observance of all or any part of the Senior First Priority Term Loan Indebtedness or the Subordinated Second Priority Term Loan Indebtedness, respectively, (ii) the rights of the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Lenders and the Borrower Parties, as the case may be, set forth in any of the Credit Documents with respect to any such Lien, or (iii) the validity or enforceability of any of the Credit Documents; provided, that nothing in this Section 12.02(a)(ii) is intended or shall be deemed or construed to limit in any way the ability of the parties hereto to enforce all of the terms and provisions of this Section 12.

              (iii)  Subject to the limitations set forth in this Agreement, the Collateral Agent may file proofs of claim and other pleadings and motions with respect to any Senior First Priority Term Loan Indebtedness, any Subordinated Second Priority Term Loan Indebtedness or the Collateral in any Proceeding. If a proper proof of claim has not been filed in the form required in such Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the Collateral Agent shall have the right (but not the duty) to file an appropriate claim for and on behalf of the holders of the Subordinated Second Priority Term Loan Indebtedness with respect to any of the Subordinated Second Priority Term Loan Indebtedness or any of the Collateral. In furtherance of the foregoing, the holders of the Subordinated Second Priority Term Loan Indebtedness hereby appoint the Collateral Agent as its attorney-in-fact, with full authority in the place and stead of the holders of the Subordinated Second Priority Term Loan Indebtedness and full power of substitution and in the name of the holders of the Subordinated Second Priority Term Loan Indebtedness or otherwise, to execute and deliver any document or instrument that the Collateral Agent is required or permitted to deliver pursuant to this Section 12.02(a)(iii), such appointment being coupled with an interest and irrevocable.

              (iv)  The holders of the Subordinated Second Priority Term Loan Indebtedness shall execute and deliver to the Collateral Agent all such instruments and other documentation confirming the above authorizations and all such proofs of claim, assignments of claim and other instruments and documentation, and shall take all such other action as may be reasonably requested by the Collateral Agent to enforce such claims and carry out the intent of this Section 12.02(a).

            (b)   Notwithstanding anything in this Agreement to the contrary, including Section 12.02(c), upon the maturity of any Senior First Priority Term Loan Indebtedness by lapse of time, acceleration or otherwise, all Senior First Priority Term Loan Indebtedness of the Borrower then due and payable shall first be paid in full in cash or Cash Equivalents, before any payment (by conversion, exchange, set-off or otherwise) is made by the Borrower or any Person acting on behalf of the Borrower with respect to the Subordinated Second Priority Term Loan Indebtedness or to otherwise retire, redeem, repurchase or defease the Subordinated Second Priority Term Loan Indebtedness. No direct or indirect payment (by conversion, exchange, set-off or otherwise) by the Borrower, or any Person acting on behalf of the Borrower, with respect to Subordinated Second Priority Term Loan Indebtedness or to otherwise retire, redeem, repurchase or defease the Subordinated Second Priority Term Loan Indebtedness whether pursuant to the terms of this Agreement or upon acceleration of the Loans or otherwise shall be made, if at the time of such payment, there exists any Default or Event of Default in the payment of any principal, interest or regularly accruing fees on any Senior First Priority Term Loan Indebtedness and such Default or Event of Default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior First Priority Term Loan Indebtedness.

            (c)   In addition, during the continuation of any Default or Event of Default pursuant to which the maturity of any Senior First Priority Term Loan Indebtedness may be accelerated, upon the (i) receipt by the Administrative Agent of written notice from the Required First Priority Term Loan Lenders or (ii) if such Event of Default results from the acceleration of the Loans, the date of the acceleration of the Loans, no such payment (by conversion, exchange, set-off or otherwise) may be made by the Borrower upon or in respect of the Subordinated Second Priority Term Loan Indebtedness, for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice or the date of such acceleration (such date, the "Payment Blockage Period Commencement Date") and ending on the earlier to occur of 180 days after receipt of such notice (unless such Payment Blockage Period shall be terminated by written notice to the Agent from such Senior Representative) or the date of such acceleration (such date, the "Payment Blockage Period Termination Date"). Notwithstanding anything herein to the contrary in this Section 12.02(c), (x) in no event will a Payment Blockage Period or successive Payment Blockage Periods with respect to the same payment on the Loans extend beyond 180 days from the date the payment on the Loans was due and (y) there must be 180 consecutive days in any 365-day period during which no Payment Blockage Period is in effect.

            (d)   Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, and subject to Section 12.10, for so long as any Senior First Priority Term Loan Indebtedness, or any commitment to extend credit in respect thereof, is outstanding, no holder or holders of any Subordinated Second Priority Term Loan Indebtedness may take any Enforcement Action or any other similar remedies with respect to such Subordinated Second Priority Term Loan Indebtedness or any claim with respect thereto if a First Priority Term Loan Payment Default shall have occurred and be continuing or if a Payment Blockage Period shall have been commenced and not terminated, during any period (a "Standstill Period") commencing, in the case of such a First Priority Term Loan Payment Default, on the date such

    First Priority Term Loan Payment Default occurs; and if a Payment Blockage Period shall have been commenced and not terminated, on the Payment Blockage Period Commencement Date; and terminating upon the earliest to occur of:

                (i)  the date 180 days after the commencement of the Standstill Period;

               (ii)  the date that each First Priority Term Loan Payment Default and each default or Event of Default hereunder is cured or waived or ceases to exist;

              (iii)  the date upon which the applicable holders of the Senior First Priority Term Loan Indebtedness, or the holders of any other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount in excess of $50,000,000, exercise any Enforcement Action or other remedies of any kind whatsoever against the Borrower or any of its Subsidiaries;

              (iv)  on the first date upon which any event specified in Section 10.05 shall have occurred and shall have continued beyond any period of grace specified therein; or

               (v)  to the extent that the initial date of the Standstill Period commences during a Payment Blockage Period, on the Payment Blockage Period Termination Date.

    provided, however, that Standstill Periods may not be in effect for more than 180 days (whether or not consecutive) in any period of 365 days.

    At any time during the occurrence of a Standstill Period, if during such Standstill Period an Event of Default has occurred and is continuing, the holders of the Second Priority Term Loans shall be entitled to purchase from the holders of the First Priority Term Loans (on a pro rata basis), the First Priority Term Loans of each such Lender for a purchase price equal to the sum of (x) an amount equal to the principal of, and all accrued interest on, all outstanding First Priority Term Loans of such Lenders, together with all accrued and unpaid interest with respect thereto at such time, (y) an amount equal to all accrued, but theretofore unpaid, commitment commission (if any) owing to such Lenders pursuant to Section 3.01 and (z) all breakage costs and other amounts payable to such Lenders under the Credit Documents; provided, that upon such purchase, the holders of the Subordinated Second Priority Term Loan Indebtedness shall assume all outstanding First Priority Term Loan Commitments of each Lender.

            (e)   In the event that(i) any payment or distribution of assets of any kind or character, whether in cash, property or securities, pursuant to the dissolution, winding up, liquidation or reorganization of any Borrower Party, (ii) any proceeds of Collateral or (iii) any other payment in respect of the Subordinated Second Priority Term Loan Indebtedness, is received by the Agents or any holders of the Subordinated Second Priority Term Loan Indebtedness for application to the Subordinated Second Priority Term Loan Indebtedness at a time when such payment is not expressly permitted by the terms of this Agreement, any such payment or distribution shall be received and held in trust for the holders of the Senior First Priority Term Loan Indebtedness of the Borrower and shall be paid over or delivered to the holders of the Senior First Priority Term Loan Indebtedness of the Borrower remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalents all Senior First Priority Term Loan Indebtedness of the Borrower in accordance with its terms after giving effect to any concurrent payment or distribution to the holders of such Senior First Priority Term Loan Indebtedness of the Borrower. In the event holders of the Subordinated Second Priority Term Loan Indebtedness fail to provide any endorsement, as contemplated by the immediately preceding sentence, the Collateral Agent, or any of its officers or employees, is hereby irrevocably authorized to make the same (which authorization, being coupled with an interest, is irrevocable). Upon indefeasible payment in full in cash of all Senior First Priority Term Loan Indebtedness and termination of all First Priority Term Loan Commitments, any remaining proceeds of Collateral shall be delivered to the Collateral Agent for application to the Subordinated Second Priority Term Loan Indebtedness in accordance with the Credit Documents, except as otherwise required pursuant to applicable law.

            All proceeds of Collateral received in connection with any Enforcement Action or Collateral Enforcement Action shall be paid to the Collateral Agent for application to the payment of Senior First Priority Term Loan Indebtedness secured by such Collateral pursuant to the Credit Documents. Upon indefeasible payment in full in cash of all Senior First Priority Term Loan Indebtedness and termination of all commitments related thereto, in each case to the extent secured by such Collateral, any remaining proceeds of Collateral shall be applied (and/or delivered to) by the Collateral Agent for application to the Subordinated Second Priority Term Loan Indebtedness in accordance with the Credit Documents, except as otherwise required pursuant to applicable law.

            (f)    Nothing contained in this Section 12 will limit the right of the Administrative Agent or the Lenders to take any action to accelerate the maturity of the Loans pursuant to Section 10 or to pursue any rights or remedies hereunder or otherwise; provided that all Senior First Priority Term Loan Indebtedness of the Borrower thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Administrative Agent or any Lender is entitled to receive any payment of any kind or character with respect to the Subordinated Second Priority Term Loan Indebtedness.

            (g)   Upon any payment or distribution of assets or securities referred to in this Section 12, the Administrative Agent and the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Agent or the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior First Priority Term Loan Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 12.

            (h)   For the avoidance of doubt, notwithstanding anything otherwise provided in Section 12, so long as (x) no Event of Default shall have occurred and be continuing, (y) no Standstill Period has occurred and is continuing at such time or (z) no Payment Blockage Period has occurred and is continuing at such time, the holders of the Subordinated Second Priority Term Loan Indebtedness shall be entitled (x) to voluntary repayments in accordance with Section 4.01 and mandatory repayments in accordance with Section 4.02 and (y) the accrual and payment of interest and SPTL Commitment Commission on such Subordinated Second Priority Term Loan Indebtedness, to the extent otherwise provided for in this Agreement.

            (i)    Notwithstanding the foregoing in this Section 12.02, if any payment in respect of the Subordinated Second Priority Term Loan Indebtedness will result in an Event of Default on the date of such payment under Section 9.08 or Section 9.10, such payment shall not be permitted.

            (j)    Notwithstanding the foregoing in this Section 12.02, the payment blockage provisions set forth above shall not be applicable to the repayment of the Subordinated Senior Priority Term Loan Indebtedness from the proceeds of the Senior Notes.

          12.03    Payments May Be Paid.    Nothing contained in this Section 12 or elsewhere in this Agreement shall prevent or delay (1) the Borrower, except under the conditions described in Section 12.02, from making payments at any time for the purpose of paying Subordinated Second Priority Term Loan Indebtedness, or from depositing with the Administrative Agent any moneys for such payments, or (ii) subject to Section 12.02, the application by the Administrative Agent of any moneys deposited with it for the purpose of paying the Subordinated Second Priority Term Loan Indebtedness.

          12.04    Rights of Holders of Senior First Priority Term Loan Indebtedness of the Borrower Not To Be Impaired.    (a) No right of any present or future holder of any Senior First Priority Term Loan Indebtedness of the Borrower or their respective representatives to enforce subordination as provided in this Section 12 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Borrower, the Lead Arrangers, the Collateral Agent, the Administrative Agent or any Lender with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing sentence, the holders of Senior First Priority Term Loan Indebtedness of the Borrower or their respective representatives may, at any time and from time to time without impairing or releasing the subordination provided in this Section 12 or the obligations of the Borrower, the Lead Arrangers, the Collateral Agent, the Administrative Agent and the Lenders hereunder to the holders of Senior First Priority Term Loan Indebtedness, do any one or more of the following, to the extent otherwise permitted by this Agreement or the other Credit Documents: (i) change the manner, place, terms or time of payment of, or renew or alter, Senior First Priority Term Loan Indebtedness of the Borrower or otherwise amend or supplement in any manner the Senior First Priority Term Loan Indebtedness of the Borrower or any instrument evidencing the same (including, without limitation, the First Priority Term Notes) or any agreement under which any Senior First Priority Term Loan Indebtedness of the Borrower is outstanding (including, without limitation, this Agreement); (ii) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Senior First Priority Term Loan Indebtedness or fail to perfect or delay in the perfection of the security interest in such property; (iii) release any Person liable in any manner for the collection of Senior First Priority Term Loan Indebtedness; (iv) exercise or refrain from exercising any rights against the Borrower and any other Person; and (v) take any other action, or refrain from taking any other action, that, in the absence of authority granted under preceding clauses (i) through (iv), could have the effect of impairing, invalidating or rendering unenforceable, in whole or in part, or otherwise affecting, any of the provisions of this Section 12.

            (b)   The provisions of this Section 12 are intended to be for the benefit of, and shall be enforceable directly by, the holders and owners of the Senior First Priority Term Loan Indebtedness and their respective representatives (and such holders and owners are third party beneficiaries of the provisions of this Section 12). No amendment, modification, termination or waiver of any provision of this Section 12 (or of the definition of any term used herein) shall be effective against any holder of any Senior First Priority Term Loan Indebtedness without the consent of such holder.

          12.05    Subrogation.    (a) Upon the payment in full in cash or Cash Equivalents in accordance with the terms of Section 12.02 of all amounts payable under or in respect of the Senior First Priority Term Loan Indebtedness, the Administrative Agent and the Lenders shall be subrogated to the rights of the holders of such Senior First Priority Term Loan Indebtedness to receive payments or distributions of assets made on such Senior First Priority Term Loan Indebtedness until the Subordinated Second Priority Term Loan Indebtedness shall be paid in full in cash or Cash Equivalents; and for purposes of such subrogation no payments or distributions to holders of such Senior First Priority Term Loan Indebtedness of any cash, property or securities to which the Administrative Agent or the Lenders would be entitled except for the provisions of this Section 12, and no payment pursuant to the provisions of this Section 12 to holders of such Senior First Priority Term Loan Indebtedness by the Administrative Agent, the Collateral Agent or the Lenders, shall, as between the Borrower, its creditors other than holders of such Senior First Priority Term Loan Indebtedness and the Administrative Agent and the Lenders, be deemed to be a payment by the Borrower to or on account of such Senior First Priority Term Loan Indebtedness, it being understood that the provisions of this Section 12 are solely for the purpose of defining the relative rights of the holders of such Senior First Priority Term Loan Indebtedness, on the one hand, and the Administrative Agent and the Lenders, on the other hand. A release of any claim by any holder of Senior First Priority Term Loan Indebtedness shall not limit the Administrative Agent's or the Lenders' rights of subrogation under this Section 12.05.

            (b)   If any payment or distribution to which the Administrative Agent and the Lenders would otherwise have been entitled but for the provisions of this Section 12 shall have been applied, pursuant to the provisions of this Section 12, to the payment of all amounts payable under the Senior First Priority Term Loan Indebtedness, then and in such case, the Administrative Agent and the Lenders shall be entitled to receive from the holders of such Senior First Priority Term Loan Indebtedness at the time outstanding the full amount of any payments or distributions received by such holders of Senior First Priority Term Loan Indebtedness in excess of the amount sufficient to pay all Senior First Priority Term Loan Indebtedness payable under or in respect of the Senior First Priority Term Loan Indebtedness in full in cash or Cash Equivalents in accordance with the terms of Section 12.02.

          12.06    Subordinated Second Priority Term Loan Indebtedness of the Borrower Unconditional.    (a) Nothing contained in this Section 12 or elsewhere in this Agreement is intended to or shall impair as between the Borrower, the Lead Arrangers, the Collateral Agent and the Administrative Agent and the Lenders the obligations of the Borrower, which are absolute and unconditional, to pay to the Agent and the Lenders the Subordinated Second Priority Term Loan Indebtedness as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Administrative Agent, the Lead Arrangers, the Collateral Agent and the Lenders and creditors of the Borrower other than the holders of the Senior First Priority Term Loan Indebtedness of the Borrower, nor shall anything herein or therein prevent the Administrative Agent, the Lead Arrangers, the Collateral Agent and the Lenders from exercising all remedies otherwise permitted by applicable law upon default or event of default under this Agreement, subject to the rights, if any, under this Section 12 of the holders of the Senior First Priority Term Loan Indebtedness in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy and under Section 12.02(d).

            (b)   The failure to make a payment on account of Subordinated Second Priority Term Loan Indebtedness by reason of any provision of this Section 12 shall not prevent the occurrence of an Event of Default under Section 10.01.

          12.07    Lenders Authorize Agent to Effectuate Subordination.    Each Lender hereby authorizes and expressly directs the Administrative Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Section 12 and appoints the Administrative Agent its attorney in fact for such purpose, including, without limitation, in the event of any Proceeding in respect of the Borrower Parties the immediate filing of a claim for the unpaid balance of the Senior First Priority Term Loan Indebtedness and the Subordinated Second Priority Term Loan Indebtedness in the form required in said proceedings and causing said claim to be approved. If the Administrative Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims in respect of the unpaid balance of the Subordinated Second Priority Term Loan Indebtedness, then the holders of the Senior First Priority Term Loan Indebtedness or their respective representatives are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the holders of the Subordinated Second Priority Term Loan Indebtedness. In the event of any such proceeding, until the Senior First Priority Term Loan Indebtedness of the Borrower is paid in full in cash or Cash Equivalents without the consent of the holders of the Required First Priority Term Loan Lenders, no Lender shall waive, settle or compromise any such claim or claims relating to the Subordinated Second Priority Term Loan Indebtedness that such Lender now or hereafter may have against the Borrower.

          12.08    Rights of Administrative Agent.    (a) Notwithstanding Section 12.02(b) but subject to the provisions of Section 12.02(c), the Administrative Agent may continue to make payments on the Subordinated Second Priority Term Loan Indebtedness with funds received by or on behalf of the Borrower and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Administrative Agent receives notice that payments may not be made under this Section 12 from any holder of the Senior First Priority Term Loan Indebtedness.

            (b)   The Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender shall be entitled to all of the rights set forth in this Section 12 in respect of any

    Senior First Priority Term Loan Indebtedness of the Borrower at any time held by it to the same extent that any other holder or owner of any Senior First Priority Term Loan Indebtedness of the Borrower, and nothing in this Agreement shall be construed to deprive the Agent or any Lender of any of its rights as such a holder.

          12.09    Indefeasible Payment.    To the extent any payment of the Senior First Priority Term Loan Indebtedness (whether by or on behalf of the Borrower or any other Borrower Party, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential and is for this or any other reason set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, solely for the purpose of this Section 12, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior First Priority Term Loan Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

          12.10    Control of Collateral Enforcement Action.    In addition to Section 12.02(d), the Required First Priority Term Loan Lenders (subject to the second proviso below) shall have the right in accordance with applicable laws and the Security Documents to direct the Collateral Agent to enforce the Security Documents (i) by judicial proceedings for the enforcement of the security interests created under the Security Documents, (ii) by the sale of the Collateral or any part thereof, (iii) otherwise by the exercise of the power of entry or sale herein conferred or conferred by the Security Documents, (iv) by taking any Collateral Enforcement Action; provided, further, the holders of Subordinated Second Priority Term Loan Indebtedness shall not have any of the rights or powers specified above in this Section 12.10 until such time as the Senior First Priority Term Loan Indebtedness has been paid in full in cash or Cash Equivalents, whereupon the Required Second Priority Term Loan Lenders shall have the exclusive right to act on behalf of the holders of Subordinated Second Priority Term Loan Indebtedness to exercise the rights or powers specified in this Section 12.10. Except as the same relates to the Collateral or as otherwise expressly prohibited by this Agreement (including, without limitation, the specified restrictions in Section 12.02(d)), the Lenders may exercise any right or power, enforce any remedy, give any direction, consent or waiver or make any determination, under or in respect of any provision of any Credit Documents to which it is a party.

        SECTION 13.    Agency and Security Trustee Provisions.

          13.01    Appointment.    (a) The Lenders hereby designate JPMorgan Chase Bank, as Administrative Agent (for purposes of this Section 13, the term "Administrative Agent" shall include JPMorgan Chase Bank (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages) to act as specified herein and in the other Credit Documents. The Lenders hereby designate J.P. Morgan plc and Nordea Bank Finland plc, New York Branch, each as Lead Arrangers (and, together with the Administrative Agent, the "Agents") to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

            (b)   The Lenders hereby irrevocably appoint JPMorgan Chase Bank as security trustee solely or the purpose of holding legal title to the First Priority Vessel Mortgages and Second Priority Existing Vessel Mortgages on each of the Marshall Islands, Liberian, Maltese and Hellenic Republic flag vessels on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the First Priority Vessel Mortgages and the Second Priority Existing Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). JPMorgan Chase Bank hereby accepts such appointment as security trustee.

          13.02    Nature of Duties.    The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person's gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          13.03    Lack of Reliance on the Agents.    Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          13.04    Certain Rights of the Agents.    If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

          13.05    Reliance.    Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

          13.06    Indemnification.    To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective "percentages" as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct.

          13.07    The Administrative Agent in its Individual Capacity.    With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Primary Secured Creditors", "Secondary Secured Creditors", "Required First Priority Term Loan Lenders",

  "Required Second Priority Term Loan Lenders" "Required Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

          13.08    Holders.    The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          13.09    Resignation by the Administrative Agent.    (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

            (b)   Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

            (c)   If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

            (d)   If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

          13.10    The Joint Bookrunners and Co-Arrangers.    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Bookrunners and Co-Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Bookrunners and Co-Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 13.06 and 14.01. Without limitation of the foregoing, none of the Joint Bookrunners and Co-Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

        SECTION 14.    Miscellaneous.

          14.01    Payment of Expenses, etc.    The Borrower agrees that it shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Watson, Farley & Williams, other counsel to the Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, any Vessel Acquisition), or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

          14.02    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          14.03    Notices.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to the Borrower, at the Borrower's address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

          14.04    Benefit of Agreement.    (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section

  14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Lender" hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

            (b)   Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its First Priority Term Loan Commitment (and related outstanding Obligations hereunder), Second Priority Term Loan Commitment (and related outstanding Obligations hereunder), its outstanding First Priority Term Loans and/or Second Priority Term Loans to its (i) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign (provided that, so long as no Default or Event of Default then exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have been obtained) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Second Priority Term Loan Commitments, First Priority Term Loan Commitments, outstanding principal amount of First Priority Term Loans and/or Second Priority Term Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding First Priority Term Loans and/or Second Priority Term Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new

    Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding First Priority Term Loans and/or Second Priority Term Loans, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 4.04, 14.01 and 14.06) shall survive as to such assigning Lender). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to Section 1.12 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

            (c)   Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.

          14.05    No Waiver; Remedies Cumulative.    No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

          14.06    Payments Pro Rata.    (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b)   Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            (c)   Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

          14.07    Calculations; Computations.    (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, all computations determining compliance with Sections 9.07 through 9.10, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2002 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called "GAAP"). Unless otherwise noted, all references in this Agreement to "generally accepted accounting principles" shall mean generally accepted accounting principles as in effect in the United States.

            (b)   All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.

          14.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.    (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE FIRST PRIORITY VESSEL MORTGAGES AND SECOND PRIORITY EXISTING VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF

  NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 14.08 OR OTHERWISE PERMITTED BY LAW.

            (b)   THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (c)   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          14.09    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

          14.10    Effectiveness.    The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date. Upon the occurrence of the Effective Date, the Prefunding Indemnity Letter, dated as of March 6, 2003, among the Lenders and the Borrower shall automatically terminate and shall have no further force and effect; provided that such Effective Date occurs on or prior to March 11, 2003 in accordance with this Agreement and notwithstanding the provisions contained in the aforementioned Prefunding Indemnity Letter.

          14.11    Headings Descriptive.    The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          14.12    Amendment or Waiver; etc.    (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Repayment, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (u) without the consent of the Required First Priority Term Loan Lenders and the Required Second Priority Term Loan Lenders, amend, modify or waiver any provision of Section 12 (or any definition to the extent used therein) or any provision of the Intercreditor Agreement (or any definition to the extent used therein) (v) affect the rights and benefits of a single class of Lenders (and not all Lenders in a like or similar manner) without the consent of the Required First Priority Term Loan Lenders (if such Lenders are the affected class) or the Required Second Priority Term Loan Lenders (if such Lenders are the affected class), as the case may be, (w) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (x) without the consent of each Agent, amend, modify or waive any provision of Section 13 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (y) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (z) without the consent of the Required Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reductions), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction (other than a Scheduled Repayment), so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered).

            (b)   If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Sections 14.12(a) and 14.12(c), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche or Tranches of Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's First Priority Term Loan Commitment or Second Priority Term Loan Commitment (if such Lender's consent is required as a result of its First Priority Term Loan Commitment or Second Priority Term Loan Commitment, as the case may be), and/or repay outstanding Loans and terminate any outstanding First Priority Term Loan Commitments or Second Priority Term Loan Commitments, as the case may be, of such Lender which gave rise to the need to obtain such Lender's consent, in accordance with Sections 3.02(b) and/or 4.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Second Priority Term Loan Commitment or First Priority Term Loan Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).

            (c)   The Borrower, the Administrative Agent and each of the Lenders hereby agree that, upon the occurrence of the repayment in full of all outstanding Second Priority Term Loans (if any) and the termination of the Total Second Priority Term Loan Commitments on or

    prior to May 30, 2003, this Agreement will be amended to delete all references to the Second Priority Term Loans and Second Priority Term Loan Commitments in a manner reasonably satisfactory to the Borrower, the Administrative Agent and each of the Lenders.

          14.13    Survival.    All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 4.04, 14.01 and 14.06 shall, subject to Section 14.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

          14.14    Domicile of Loans.    Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

          14.15    Limitation on Additional Amounts, etc.    Notwithstanding anything to the contrary contained in Sections 1.09, 1.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.09, 1.10 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.09, 1.10 or 4.04, as the case may be. This Section 14.15 shall have no applicability to any Section of this Agreement other than said Sections 1.09, 1.10 and 4.04.

          14.16    Confidentiality.    (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender's holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 14.16.

            (b)   The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

            (c)   The Borrower hereby acknowledges and agrees that neither the Administrative Agent (in any capacity) nor any Lead Arranger nor any Lender (in any capacity) provides accounting, tax or legal advice. Notwithstanding the foregoing in this Section 14.16, the Borrower, each Lead Arranger, the Administrative Agent and each Lender hereby agree and acknowledge that the Borrower, each Lead Arranger, the Administrative Agent and each Lender and each of their respective directors, officers, employees, agents, representatives and advisors are, and have been from the commencement of discussions with respect to the Transaction, permitted to disclose to any and all Persons the structure and tax aspects (within the meaning of Sections 6011 and 6111 of the Code and the regulations promulgated thereunder), subject to applicable U.S. federal and state securities laws, of the Transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are or have been delivered to the Borrower, the Administrative Agent, any Lead Arranger, or any Lender related to such structure and tax aspects, without the Administrative Agent or any Lender imposing any limitation of any kind. This authorization is effective without limitation of any kind from the commencement of our discussions.

          14.17    Register.    The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 14.17, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.17, except to the extent caused by the Administrative Agent's own gross negligence or willful misconduct.

          14.18    Judgment Currency.    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

          14.19    Language.    All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

          14.20    Waiver of Immunity.    The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, Malta, Hellenic Republic or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, Malta, Hellenic Republic or elsewhere.

          14.21    Post-Closing Matters.    Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

              1.     The actions relating to Exhibits D-3, D-4, D-5, D-6 and D-7 described on Schedule XV shall be completed in accordance with Schedule XV.

              2.     The actions relating to Part A of Schedule III described on Schedule XV shall be completed in accordance with Schedule XV.

              3.     The actions relating to Schedule XII described on Schedule XV shall be completed in accordance with Schedule XV.

All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 14.21 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 14.21 have been taken (or were required to be taken). The acceptance of the benefits of the Loans shall constitute a covenant and agreement by the Borrower to each of the Lenders that the actions required pursuant to this Section 14.21 will be, or have been, taken within the relevant time periods referred to in this Section 14.21 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 14.21. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION, as Borrower

By	Title: Address: 35 West 56th Street, New York, NY 10019 Telephone: (212) 763-5600 Facsimile: (212) 763-5603

With a copy to:
Kramer Levin Naftalis & Frankel LLP 919 Third Avenue New York, NY 10022 Attention: Thomas E. Molner, Esq. Telephone: (212) 715-9100 Facsimile: (212) 715-8000

J.P. MORGAN PLC, Individually and as Joint Lead Arranger

By	Title:

JPMORGAN CHASE BANK, Individually and as Administrative Agent and as Collateral Agent
By	Title:

NORDEA, acting through NORDEA BANK FINLAND PLC, NEW YORK BRANCH, Individually and as Joint Lead Arranger

By	Title:

By	Title:

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, Individually and as Co-Arranger

By	Title:

HAMBURGISCHE LANDESBANK - GIROZENTRALE -, Individually and as Co-Arranger

By	Title:

By	Title:

SCHEDULE 1

COMMITMENTS

Lender	First Priority Term Loan Commitment	Second Priority Term Loan Commitment	Lender Totals
JPMorgan Chase Bank	$87,500,000	$25,000,000	$112,500,000
Nordea Bank Finland plc, New York Branch	$87,500,000	$25,000,000	$112,500,000
Hamburgische Landesbank - Girozentrale -	$87,500,000	$25,000,000	$112,500,000
The Governor and Company of the Bank of Scotland	$87,500,000	$25,000,000	$112,500,000

Totals	$350,000,000	$100,000,000	$450,000,000

SCHEDULE II

LENDER ADDRESSES

JPMorgan Chase Bank One Chase Manhattan Plaza, 8th Floor New York, New York, 10081 Attn: Anne Bowles Telephone: 212-552-7260 Facsimile: 212-552-7500		Administrative Agent and Collateral Agent
Copy to:	Richard C. Smith J.P. Morgan Chase Bank 270 Park Avenue New York, NY 10017 Telephone: (212) 270-5435 Facsimile: (212) 270-5100
Nordea Bank Finland plc, New York Branch 437 Madison Avenue, 21st Floor Attn: Mr. Hans Chr. Kjelsrud Telephone: 212-318-9634 Facsimile: 212-421-4420		Joint Lead Arranger and Joint Bookrunner
J.P. Morgan plc 125 London Wall London EC2Y 5AJ United Kingdom Attn: J David Stewart Telephone: +44-20-7-777-3208 Facsimile: +44-20-7-777-3840		Joint Lead Arranger and Joint Bookrunner
Hamburgische Landesbank Girozentrale Gerhart-Hauptmann-Platz 50 20095 Hamburg, Germany Attn: Ms. Uta Urbaniak Telephone: +49-40-3333-1769 Facsimile: +49-40-3333-3048		Co-Arranger

 The Governor and Company
of the Bank of Scotland
Shipping Finance,
Corporate Banking, 2nd Floor,
New Uberior House,
11 Earl Grey Street,
Edinburgh EH3 9BN,
United Kingdom.
Attn: Mr. Martin Strevens
Telephone: +44-131-659 0319
Facsimile: +44-131-659 0387	Co-Arranger

2

SCHEDULE III

MORTGAGED VESSELS

Part A—Mortgaged Vessels

Vessel Name	Vessel Owner	Vessel ID Number	Registry
1. Genmar Argus	GMR Argus LLC	1826	Marshall Islands
2. Genmar Ariston	GMR Ariston LLC		Greece
3. Genmar Baltic	GMR Baltic LLC	11347	Liberia
4. Genmar Centaur	GMR Centaur LLC		Greece
5. Genmar Gulf	GMR Gulf LLC	1219	Marshall Islands
6. Genmar Hope	GMR Hope LLC	1255	Marshall Islands
7. Genmar Horn	GMR Horn LLC	1343	Marshall Islands
8. Genmar Kestrel	GMR Kestrel LLC		Greece
9. Genmar Ocean	GMR Ocean LLC	11342	Liberia
10. Genmar Orion	GMR Orion LLC		Greece
11. Genmar Pacific	GMR Pacific LLC	11879	Liberia
12. Genmar Phoenix	GMR Phoenix LLC		Greece
13. Genmar Princess	GMR Princess LLC	11358	Liberia
14. Genmar Progress	GMR Progress LLC	11352	Liberia
15. Genmar Prometheus	GMR Prometheus LLC	1525	Marshall Islands
16. Genmar Sky	GMR Sky LLC	1053	Marshall Islands
17. Genmar Spyridon	GMR Spyridon LLC	1404	Marshall Islands
18. Genmar Transporter	GMR Transporter LLC	1824	Marshall Islands
19. Genmar Traveller	GMR Traveller LLC	1202	Marshall Islands

Part B—Second Priority Existing Mortgaged Vessels

Vessel Name	Vessel Owner	Vessel ID Number	Registry
1. Genmar Agamemnon	GMR Agamemnon LLC	10257	Liberia
2. Genmar Ajax	GMR Ajax LLC	10259	Liberia
3. Genmar Alexandra	GMR Alexandra LLC	1441	Marshall Islands
4. Genmar Alta	GMR Alta LLC	9320	Liberia
5. Genmar Boss	GMR Boss LLC	1432	Marshall Islands
6. Genmar Challenger	GMR Challenger LLC	9477	Liberia
7. Genmar Champ	GMR Champ LLC	9521	Liberia
8. Genmar Commander	GMR Commander LLC	10829	Liberia
9. Genmar Constantine	GMR Constantine LLC	10737	Liberia
10. Genmar Endurance	GMR Endurance LLC	9507	Liberia
11. Genmar Gabriel	GMR Gabriel LLC	1536	Marshall Islands
12. Genmar George	GMR George LLC	10768	Liberia
13. Genmar Harriet	GMR Harriet LLC	10845	Liberia
14. Genmar Hector	GMR Hector LLC	1482	Marshall Islands
15. Genmar Leonidas	GMR Leonidas LLC	1618	Marshall Islands
16. Genmar Macedon	GMR Macedon LLC	1308	Marshall Islands
17. Genmar Minotaur	GMR Minotaur LLC	10948	Liberia
18. Genmar Nestor	GMR Nestor LLC	1619	Marshall Islands
19. Genmar Pericles	GMR Pericles LLC	1504	Marshall Islands
20. Genmar Spartiate	GMR Spartiate LLC	1457	Marshall Islands
21. Genmar Spirit	GMR Spirit LLC	9516	Liberia
22. Genmar Star	GMR Star LLC	9520	Liberia

2

23. Genmar Sun	GMR Sun LLC	1439	Marshall Islands
24. Genmar Trader	Genmar Trader Ltd.	7452	Malta
25. Genmar Trust	GMR Trust LLC	9515	Liberia
26. Genmar Zoe	GMR Zoe LLC	1250	Marshall Islands
27. West Virginia(1)	Genmar West Virginia Ltd.	6894	Malta

(1)
Intended to be sold in accordance herewith.

3

SCHEDULE IV

EXISTING LIENS

Debtor	Secured Party	File Number	File Date	Form	Jurisdiction	Collateral
None.

SCHEDULE V

INDEBTEDNESS

Borrower(s)	Lender(s)	Governing Agreement	Aggregate Principal Amount	Guarantor(s)
None.

SCHEDULE VI

INSURANCE

See Attached.

SCHEDULE VII

ERISA

None.

SCHEDULE VIII

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership		Jurisdiction of Organization
General Maritime Management LLC	General Maritime Corporation	100%		Republic of the Marshall Islands
Genmar Kentucky Ltd	General Maritime Corporation GMR Malta LLC	99 1	% %	Malta
Genmar Trader Ltd	General Maritime Corporation GMR Trader (Liberia) LLC	99.8 0.2	% %	Malta
Genmar West Virginia Ltd	General Maritime Corporation GMR Malta LLC	99 1	% %	Malta
GMR Administration Corp.	General Maritime Corporation	100%		Republic of the Marshall Islands
GMR Agamemnon LLC	GMR Administration Corp.	100%		Liberia
GMR Ajax LLC	GMR Administration Corp.	100%		Liberia
GMR Alexandra LLC	GMR Administration Corp.	100%		Republic of the Marshall Islands
GMR Alta LLC	GMR Administration Corp.	100%		Liberia
GMR Argus LLC	General Maritime Corporation	100%		Republic of the Marshall Islands
GMR Ariston LLC	General Maritime Corporation	100%		Republic of the Marshall Islands
GMR Baltic LLC	General Maritime Corporation	100%		Liberia
GMR Boss LLC	GMR Administration Corp.	100%		Republic of the Marshall Islands
GMR Centaur LLC	General Maritime Corporation	100%		Republic of the Marshall Islands
GMR Challenger LLC	General Maritime Corporation	100%		Liberia
GMR Champ LLC	General Maritime Corporation	100%		Liberia
GMR Commander LLC (ex Nord Ltd)	GMR Administration Corp.	100%		Liberia
GMR Constantine LLC	GMR Administration Corp.	100%		Liberia
GMR Endurance LLC	General Maritime Corporation	100%		Liberia
GMR Gabriel LLC	GMR Administration Corp.	100%		Republic of the Marshall Islands
GMR George LLC (ex Pacific Tankship Ltd)	GMR Administration Corp.	100%		Liberia

GMR Gulf LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Harriet LLC	GMR Administration Corp.	100%	Liberia
GMR Hector LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Hope LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Kestrel LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Leonidas LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Macedon LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Malta LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Minotaur LLC	GMR Administration Corp.	100%	Liberia
GMR Nestor LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Ocean LLC	General Maritime Corporation	100%	Liberia
GMR Orion LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Pacific LLC	General Maritime Corporation	100%	Liberia
GMR Pericles LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Corporation	100%	Liberia
GMR Progress LLC	General Maritime Corporation	100%	Liberia
GMR Prometheus LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Sky LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Spartiate LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Spirit LLC	General Maritime Corporation	100%	Liberia
GMR Spyridon LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Star LLC	General Maritime Corporation	100%	Liberia

2

GMR Sun LLC (ex Stavenger Sun Ltd.)	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Trader (Liberia) LLC	General Maritime Corporation	100%	Liberia
GMR Transporter LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Traveller LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Trust LLC	General Maritime Corporation	100%	Liberia
GMR Zoe LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
United Overseas Tankers Ltd.	General Maritime Management LLC	100%	Liberia

3

SCHEDULE IX

CAPITALIZATION

None.

SCHEDULE X

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd's Register of Shipping
Bureau Veritas
Det Norske Veritas

SCHEDULE XI

EXISTING INVESTMENTS

None.

SCHEDULE XII

DRAWDOWN AMOUNTS

Vessel Name	Size (dwt)	Year Built	Type	Purchase Price	First Priority Term Loan Drawdown Amount	Second Priority Term Loan Drawdown Amount
Suezmax Tankers
Genmar Orion (ex Crude Okto)	160,000	2002	DH	$47,750,000	$31,849,250	$9,096,375
Genmar Spyridon (ex Crude Dio)	160,000	2000	DH	$45,000,000	$30,015,000	$8,572,500
Genmar Argus (ex Crude Tria)	159,500	2000	DH	$45,000,000	$30,015,000	$8,572,500
Genmar Hope (ex Crude Hope)	159,539	1999	DH	$43,500,000	$29,014,500	$8,286,750
Genmar Horn (ex Crude Horn)	159,475	1999	DH	$43,500,000	$29,014,500	$8,286,750
Genmar Phoenix (ex Crude Ena)	153,015	1999	DH	$43,500,000	$29,014,500	$8,286,750
Genmar Gulf (ex Crudegulf)	163,038	1990	DH	$32,000,000	$21,344,000	$6,096,000
Genmar Traveller (ex Crude Traveller)	142,031	1990	S	$21,000,000	$14,007,000	$4,000,500
Genmar Centaur (ex Crude Target)	142,999	1990	S	$21,000,000	$14,007,000	$4,000,500
Genmar Transporter (ex Crude Transporter)	149,999	1989	S	$20,000,000	$13,340,000	$3,810,000
Genmar Ariston (ex Crudestar)	151,910	1989	DS	$21,000,000	$14,007,000	$4,000,500
Genmar Kestrel (ex Crudemed)	152,470	1989	DS	$21,000,000	$14,007,000	$4,000,500
Genmar Prometheus (ex Crudesun)	152,412	1988	DS	$20,000,000	$13,340,000	$3,810,000
Genmar Sky (ex Crudesky)	151,803	1988	DS	$20,000,000	$13,340,000	$3,810,000
Aframax Tankers
Genmar Progress (ex Crude Progress)	96,765	1991	DH	$23,500,000	$15,674,500	$4,476,750
Genmar Princess (ex Crude Princess)	96,765	1991	DH	$23,500,000	$15,674,500	$4,476,750
Genmar Baltic (ex Crude Baltic)	104,996	1986	DB	$11,250,000	$7,445,416	$2,138,958
Genmar Ocean (ex Crude Ocean)	107,800	1986	DB	$11,250,000	$7,445,417	$2,138,958
Genmar Pacific (ex North Pacific)	104,996	1986	DB	$11,250,000	$7,445,417	$2,138,959

TOTALS				$525,000,000	$350,000,000	$100,000,000

SCHEDULE XIII

PROJECTIONS

[Attached hereto]

SCHEDULE XIV

VESSEL ACQUISITION DOCUMENTS

Memorandum of Agreement for each Vessel to be acquired from the

Metrostar Group of Companies

Agreement Name	Date of Agreement	Buyer	Seller	New Vessel Name	Current Vessel Name	Contract Purchase Price
First Original Memorandum of Agreement	January 29, 2003	GMR Gulf LLC	Highmoon Marine S.A.	Genmar Gulf	Crudegulf	$32,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Orion LLC	Bogavillia Shipping Inc.	Genmar Orion	Crude Okto	$47,750,000
First Original Memorandum of Agreement	January 29, 2003	GMR Spyridon LLC	Eyelet Navigation Corp.	Genmar Spyridon	Crude Dio	$45,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Hope LLC	Terina Maritime Corp.	Genmar Hope	Crude Hope	$43,500,000
First Original Memorandum of Agreement	January 29, 2003	GMR Argus LLC	Azelia Shipping Limited	Genmar Argus	Crude Tria	$45,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Horn LLC	Kalisto Maritime Corp.	Genmar Horn	Crude Horn	$43,500,000
First Original Memorandum of Agreement	January 29, 2003	GMR Phoenix LLC	Blackrose Shipping Corp.	Genmar Phoenix	Crude Ena	$43,500,000
First Original Memorandum of Agreement	January 29, 2003	GMR Kestrel LLC	Credit Navigation Corp.	Genmar Kestrel	Crudemed	$21,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Prometheus LLC	Sunlight Marine S.A.	Genmar Prometheus	Crudesun	$20,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Ariston LLC	Anemone Shipping Limited	Genmar Ariston	Crude Star	$21,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Sky LLC	Gerbera Shipping Navigation S.A.	Genmar Sky	Crudesky	$20,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Transporter LLC	Naeas Maritime Corp.	Genmar Transporter	Crude Transporter	$20,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Centaur LLC	Ydrias Maritime Corp.	Genmar Centaur	Crude Target	$21,000,000
First Original Memorandum of Agreement	January 29, 2003	GMR Traveller LLC	Potamiis Maritime Corp.	Genmar Traveller	Crude Traveller	$21,000,000

First Original Memorandum of Agreement	January 29, 2003	GMR Baltic LLC	Kamarina Maritime Corp.	Genmar Baltic	Crude Baltic	$11,250,000
First Original Memorandum of Agreement	January 29, 2003	GMR Ocean LLC	Kalypso Maritime Corp.	Genmar Ocean	Crude Ocean	$11,250,000
First Original Memorandum of Agreement	January 29, 2003	GMR Pacific LLC	Amadryas Maritime Corp.	Genmar Pacific	North Pacific	$11,250,000
First Original Memorandum of Agreement	January 29, 2003	GMR Princess LLC	Nissias Maritime Corp.	Genmar Princess	Crude Princess	$23,500,000
First Original Memorandum of Agreement	January 29, 2003	GMR Progress LLC	Dryas Maritime Corporation	Genmar Progress	Crude Progress	$23,500,000

2

SCHEDULE XV

POST-CLOSING MATTERS

1.
Each of Exhibits D-3, D-4, D-5, D-6 and D-7 to the Credit Agreement shall be delivered to each of the Lead Arrangers on or prior to the SPTL Initial Borrowing Date, each of which shall be in form and substance reasonably satisfactory to the Lead Arrangers.

2.
To the extent that any Vessel ID Number has not been included on Schedule III on or prior to the Effective Date, the Borrower shall provide in writing the applicable Vessel ID Number to the Administrative Agent on or prior to the Borrowing Date applicable to the Mortgaged Vessel corresponding to such Vessel ID Number. Upon the provision thereof in accordance with the preceding sentence, Schedule III shall be deemed amended to reflect the applicable Vessel ID Number (upon the Commitment Termination Date, Schedule III shall be substituted with a supplemented Schedule XI reflecting all deemed amendments pursuant to this Item 2 prior to such date).

3.
The Borrower shall provide in writing to the Administrative Agent a description of an Investment in an aggregate approximate amount of $400,000 within five (5) Business Days of the Effective Date, which description (and the form and substance of such Investment) shall be reasonably satisfactory to the Administrative Agent and the Lead Arrangers. Upon the provision thereof in accordance with the preceding sentence (and the reasonably satisfaction in respect to the same), Schedule XI shall be deemed amended to include the aforementioned description of such Investment (upon such deemed amendment, Schedule XI shall be substituted with a supplemented Schedule XI reflecting the same).

QuickLinks

TABLE OF CONTENTS
COMMITMENTS
MORTGAGED VESSELS
  SCHEDULE IV
EXISTING LIENS
  SCHEDULE V
INDEBTEDNESS
  SCHEDULE VI
INSURANCE
  SCHEDULE VII
ERISA